Filed Pursuant to rule 424(b)(3)
File No. 333-146520
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated November 21, 2007 as supplemented by Prospectus Supplement No. 1 thereto dated December 27, 2007)
SOLUTIA INC.
Rights Offerings for 28,906,562 Shares of New Common Stock

     The information contained in this prospectus supplement No. 2 amends and updates our prospectus dated November 21, 2007 (the “Prospectus”), as supplemented by prospectus supplement No. 1 thereto dated December 27, 2007 (“Prospectus Supplement No. 1”) and should be read in conjunction therewith.
     Solutia distributed rights to subscribe for 28,906,562 shares of the Company’s new common stock to certain pre-petition general unsecured creditors, noteholders and holders of its common stock. Eligible creditors who elected to participate in the creditor rights offering may purchase new common stock at $13.33 per share. Eligible stockholders who elected to participate in the equity rights offering may purchase new common stock at $17.23 per share. On January 11, 2008, the closing price of our new common stock was reported on the New York Stock Exchange at $17.60 per share. The ticker symbol for this stock is “SOA.” Currently the ticker symbol also includes the “wi” notation, which means the stock is being traded on a “when issued” basis. The “wi” notation will be removed when the stock begins “regular way” trading. Please see “Rights Offerings” below regarding the January 15, 2008 deadline.
     Investing in our new common stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page S-4 of Prospectus Supplement No. 1 and page 8 of the Prospectus.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is January 14, 2008.

Statements made herein are “forward-looking information.” See “Forward-looking information” below.
Update
     As previously announced, Solutia Inc. (the “Company” or “Solutia”) is pursuing a proposed private placement of debt securities and is meeting with potential lenders for its anticipated new senior secured asset-based revolving credit facility and new senior secured term loan facility. The securities to be issued in the proposed private placement will not be registered under the Securities Act of 1933, as amended, and will not be offered or sold absent registration or an applicable exemption from registration requirements. The documents governing the new indebtedness will contain customary covenants restricting the Company’s ability, to among other things, incur additional debt; make certain investments; enter into certain types of transactions with affiliates; use assets as security in other transactions; pay dividends on the Company’s new common stock or repurchase the Company’s equity interests; sell certain assets or merge with or into other companies; guarantee the debts of others; enter into new lines of business; make capital expenditures; prepay, redeem or exchange the Company’s debt; and form any joint ventures or subsidiary investments. In addition, such documents will contain events of default and other provisions including those regarding acceleration of indebtedness upon certain change of control events. As previously announced, the Company has commitments for its exit financing.
     The Company expects, but can’t provide any assurances, to emerge from its Chapter 11 bankruptcy proceedings by the end of January 2008.
Rights Offerings
     Solutia distributed rights to subscribe for 28,906,562 shares of the Company’s new common stock to certain pre-petition general unsecured creditors, noteholders and holders of the Company’s common stock. Eligible creditors who elected to participate in the creditor rights offering may purchase new common stock at $13.33 per share. Eligible stockholders who elected to participate in the equity rights offering may purchase new common stock at $17.23 per share. Based on non-binding indications of interest each of the rights offerings were oversubscribed.
     On January 11, 2008, the closing price of the Company’s new common stock was reported on the New York Stock Exchange at $17.60 per share. The ticker symbol for this stock is “SOA.” Currently the ticker symbol also includes the “wi” notation, which means the stock is being traded on a “when issued” basis. The “wi” notation will be removed when the stock begins “regular way” trading.
     Eligible creditors who elected to participate in the creditor rights offering and eligible stockholders who elected to participate in the equity rights offering must tender payment so that it is received by 5:00 pm (New York City Time) on January 15, 2008 (the “Payment Deadline”) pursuant to the previously distributed instructions. Questions about the rights offerings including those about the procedures for tendering payment or withdrawing any amounts deposited before the Payment Deadline should be directed to Financial Balloting Group, LLC at 1-800-809-3247. Any withdrawals must be made by the Payment Deadline.
Plan of Reorganization
     On November 29, 2007, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered its Order Confirming the Company’s Fifth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as modified, the “Plan”).
     In satisfaction of creditor claims and stockholder interests, under the Plan: (1) certain of the Company’s creditors will be paid in cash or have their claims reinstated on the effective date of the plan; (2) 29,024,446 shares of new common stock will be issued to Solutia’s general unsecured creditors and noteholders who hold the two series of unsecured public notes issued prior to Solutia’s bankruptcy filing; (3) 1,221,492 shares of new common stock will be contributed to a trust for the benefit of Solutia’s retirees; (4) 597,500 shares of new common stock, representing 1% of the total new common stock, will be issued to holders of at least 175 shares of common stock; (5) up to 18,749,062 shares of new common stock will be sold pursuant to the creditor rights offering which is backstopped by certain parties; (6) 10,157,500 shares of new common stock, or 17% of the

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total new common stock, are being offered pursuant to the equity rights offering described above; and (7) Solutia will apply all of the proceeds that it receives from the equity rights offering to fund its obligation to Monsanto Company (“Monsanto”). If the proceeds received by Solutia from the equity rights offering are less than $175 million, in satisfaction of its obligation to Monsanto, Solutia will (i) pay to Monsanto all of the proceeds from the equity rights offering and (ii) issue to Monsanto any shares of new common stock that are not purchased in the equity rights offering. The Plan further provides that each holder of at least 24 shares of common stock will be entitled to receive its pro rata share of five-year warrants to purchase up to 4.48 million shares of the new common stock at an exercise price of $29.70 per share, pursuant to the terms of a warrant agreement.
Principal Stockholders
     Assuming that the Plan is consummated, certain creditors, holders of equity interests or other entities (including the parties and/or their affiliates described in the next paragraph) may own significant portions of the new common stock and may be principal stockholders of the newly reorganized Company.
     As previously disclosed, (i) Merrill Lynch, Pierce, Fenner and Smith Incorporated; funds managed by Longacre Fund Management, LLC; funds managed by Murray Capital Management, Inc.; Bear, Stearns & Co. Inc.; Highland Crusader Holding Corporation, and UBS Securities, LLC, and in each case, their affiliates, may potentially be holders of up to approximately 31% of the outstanding new common stock as a result of their commitment obligation in case the creditor rights offering at $13.33 per share (the closing price of which was reported on the NYSE at $17.60 per share on January 11, 2008) is not fully funded (although non-binding indications of interest reflect that the offering is oversubscribed), and (ii) Monsanto may potentially be a holder of up to 17% of the outstanding new common stock, assuming the equity rights offering at $17.23 per share (the closing price of which was reported on the NYSE at $17.60 per share on January 11, 2008) is not fully funded (although non-binding indications of interest reflect that the offering is oversubscribed). In addition, affiliates of Highland Crusader Holding Corporation and Harbinger Capital Partners may be holders of substantial amounts of our new common stock upon emergence by the Company from Chapter 11 proceedings. These entities have reported to the Federal Trade Commission and the Department of Justice pursuant to the Hart-Scott-Rodino Act their potential acquisition of substantial amounts of the Company’s new common stock.
     A significant portion of the Company’s debt and equity is held in street name and through nominees. Also, holders of our debt, equity and claims are able to trade in such holdings until the Company emerges from Chapter 11. Accordingly, the Company is unable to ascertain from the claims and equity registers in the Chapter 11 case the aggregate amount of new common stock that the entities referenced above, or any other entity, will own of the newly reorganized Company upon emergence.
Forward-looking information
     This information presented herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q, and in filings with the Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence. In addition, actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to (i) the market for the Company’s securities and indebtedness; (ii) the Company’s ability to satisfy closing conditions; (iii) the purchase and sale of equity in and claims against the Company by third parties, (iv) the Company’s ability to comply with the terms of the Company’s financing facilities or to increase, extend or refinance the facilities; (v) customer and vendor response to the Company’s Chapter 11 proceeding; (vi) general economic, business and market conditions; (vii) currency fluctuations; (viii) interest rate fluctuations; (ix) price increases or shortages of raw materials and energy; (x) disruption of operations; (xi) exposure to product

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liability and other litigation, environmental remediation obligations and other environmental liabilities; (xii) lower prices for the Company’s products or a decline in the Company’s market share due to competition or price pressure by customers; (xiii) ability to implement cost reduction initiatives in a timely manner; (xiv) ability to divest existing businesses; (xv) efficacy of new technology and facilities; (xvi) limited access to capital resources; (xvii) changes in U.S. and foreign laws and regulations; (xviii) geopolitical instability; (xix) changes in pension and other post-retirement benefit plan assumptions; (xx) the Company’s ability, following the Company’s emergence from bankruptcy, to successfully implement all of the post-emergence aspects of the Company’s plan of reorganization; and (xxi) the Company’s ability to reduce the Company’s overall leveraged position.
     These forward-looking statements are expressly qualified in their entirety by this cautionary statement. These forward-looking statements are only made as of the date hereof and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.

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Filed Pursuant to rule 424(b)(3)
File No. 333-146520
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated November 21, 2007)
SOLUTIA INC.
Rights Offerings for 28,906,562 Shares of New Common Stock

     The information contained in this prospectus supplement amends and updates our prospectus dated November 21, 2007 (the “Prospectus”) and should be read in conjunction therewith. Please keep this prospectus supplement with your Prospectus for future reference.
     Investing in our new common stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page S-4 of this prospectus supplement and page 8 of the prospectus.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is December 27, 2007.

FORWARD-LOOKING STATEMENTS
     This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to:
•	our ability, following our emergence from bankruptcy, to successfully implement all of the post-emergence aspects of our plan of reorganization;

•	our ability to reduce our overall leveraged position;

•	the potential adverse impact of our Chapter 11 filing on our operations, management and employees, and the risks associated with operating businesses under Chapter 11 protection;

•	our ability to comply with the terms of our financing facilities or to increase, extend or refinance the facilities;

•	customer and vendor response to our Chapter 11 proceeding;

•	general economic, business and market conditions;

•	currency fluctuations;

•	interest rate fluctuations;

•	price increases or shortages of raw materials and energy;

•	disruption of operations;

•	exposure to product liability and other litigation, environmental remediation obligations and other environmental liabilities;

•	lower prices for our products or a decline in our market share due to competition or price pressure by customers;

•	ability to implement cost reduction initiatives in a timely manner;

•	ability to divest existing businesses;

•	efficacy of new technology and facilities;

•	limited access to capital resources;

•	changes in U.S. and foreign laws and regulations;

•	geopolitical instability; and

•	changes in pension and other post-retirement benefit plan assumptions.
     Our forward-looking statements are expressly qualified in their entirety by this cautionary statement. Our forward-looking statements are only made as of the date of this prospectus supplement and, except for ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.
     The information contained in this prospectus supplement, including the information provided under this heading “Risk Factors,” identifies additional factors that could affect our operating results and performance. We urge you to carefully consider these risk factors in addition to the risk factors contained in the Prospectus.
CHAPTER 11 CASE PLAN PROGRESS
     On November 29, 2007, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered its Order Confirming Solutia’s Fifth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”). In connection with our emergence from Chapter 11, we will enter into an exit financing facility, which will consist of: (a) a senior secured asset-based revolving credit facility in the aggregate principal amount of $400 million, (b) a senior secured term loan facility in an aggregate principal amount of $1.2 billion and (c) a $400 million senior unsecured bridge facility, which will not be utilized if the $400 million of senior notes due 2016 are issued prior to emergence. On November 20, 2007, the Bankruptcy Court approved the exit financing facility. Our emergence from Chapter 11 will depend on the consummation of the exit financing facility.
MANAGEMENT
Board of Directors
     Since the filing of the Prospectus, we have identified Gregory C. Smith as the ninth member of our nine-member Board of Directors. Mr. Smith served as Vice Chairman of Ford Motor Company from 2005 until his retirement in March 2006. He served as Ford’s Executive Vice President and President, The Americas from 2004 and as Group Vice President from 2002. He was also Chairman and Chief Executive Officer of Ford Motor Credit Company from 2002 until 2004, serving in various executive capacities from 1995. Mr. Smith is also a director of Fannie Mae.
Classified Board of Directors
     We have also determined that our Board of Directors will be a classified board. As a result, we will elect our directors a few at a time, with different groups of our directors having overlapping multi-year terms.
RIGHTS OFFERINGS
     On December 13, 2007, we announced that both our creditor rights offering and our equity rights offering have been fully subscribed for, based on non-binding indications of interest. Because the creditor rights offering was oversubscribed, based on the non-binding indications of interest, the backstop investors, comprised of Highland Crusader Holding Corporation, Merrill Lynch, Pierce, Fenner and Smith Incorporated; funds managed by Longacre Fund Management, LLC; funds managed by Murray Capital Management, Inc.; Bear, Stearns & Co., Inc. (as an assignee of Southpaw Asset Management’s interest); and UBS Securities, LLC, will not be obligated to purchase any unsubscribed for shares of new common stock on account of their backstop commitment unless one or more rights offering participants do not pay for shares they have indicated an interest in purchasing. Accompanying this prospectus supplement is an invoice for the number of shares you are permitted to purchase. Payment in full for the shares allotted to you will be due on January 15, 2008. You should refer to the accompanying invoice for the procedures regarding payment. You will not be entitled to any interest for amounts deposited with us.
RISK FACTORS
Risk Factors Related to Our Business and Industry
Turnover in the senior management team and losses of other key personnel could have a significant adverse effect on our results of operations.
     The services of our senior management team, as well as other key personnel, have been integral to our improving results and will be critical to the implementation of our business strategies going forward and our success. If our financial results diminish, the terms of incentive compensation programs are not adequate or other adverse events occur in our businesses, we may have difficulty retaining current senior management and other key personnel and be unable to hire qualified personnel to fill any resulting vacancies, which could have a significant adverse effect on our results of operation.
Legal proceedings, including proceedings related to environmental and other regulatory obligations, may have a materially negative impact on our future results of operations.
     We have been, and may in the future be, subject to various lawsuits and other legal proceedings, including proceedings related to our environmental and other regulatory obligations. As a manufacturer of chemical-based materials, we may become subject to litigation alleging personal injury or product liability associated with our products and businesses. We are currently involved in intellectual property litigation associated with our Flexsys business and litigation involving our cash balance pension plan, as well as other litigation matters. We have also received two grand jury subpoenas from the Antitrust Division of the United States Department of Justice relating to potential antitrust violations in certain of our industries. Adverse judgments or rulings against us in these legal proceedings may have a materially negative impact on our future results of operations. Additionally, we may incur significant administrative and legal costs associated with defending or settling litigation.
The applicability of numerous environmental laws to our past and current manufacturing facilities and our business could cause us to incur material costs and liabilities.
     We are subject to extensive federal, state, local and foreign environmental, security, safety and health laws and regulations concerning, among other things, emissions to the air, discharges to land and water, the generation, handling, treatment and disposal of hazardous waste, and the manufacture and distribution of chemical substances. We are also required to maintain various environmental permits and licenses, many of which require periodic modification and renewal and related governmental approvals. Our operations entail the risk of violations of those laws and regulations, many of which provide for substantial fines and criminal sanctions for violations.
     In addition, these requirements and their enforcement may become more stringent in the future. Non-compliance with such future requirements could subject us to material liabilities, such as government fines, third-party lawsuits or the suspension of non-compliant operations. Future requirements may also require us to make significant site or operational modifications at substantial cost. Future regulatory and enforcement developments could also restrict or eliminate our ability to continue to manufacture certain products or could require us to make modifications to our products.

     At any given time, we are involved in litigation, administrative proceedings and investigations of various types in a number of jurisdictions involving potential environmental liabilities, including clean-up costs associated with contaminated sites, natural resource damages, property damages and personal injury. For example, natural resource trustees have asserted certain natural resource damage claims against Solutia principally relating to our Anniston and Sauget facilities, the liability for which we expect to share with Monsanto pursuant to the Plan of Reorganization. The natural resource trustees have estimated the value of the natural resource damages at between $366 and $604 million; we dispute these estimates and have received estimates from third party experts of $14.2 to $51.3 million for such asserted damages. These damage estimates are preliminary and subject to change and do not take into account reductions to damages possible through projects to restore natural resources. Furthermore, the actual liability may be substantially lower than the estimated damages if we restore resources and implement projects to offset damages. We may be required to spend substantial sums to defend or settle these and other actions, to pay any fines levied against us or satisfy any judgments or other rulings rendered against us and such sums may be material.
     Under certain environmental laws, we can be held strictly liable for hazardous substance contamination at real property we have owned, operated or used as a disposal site or for natural resource damages associated with such contamination. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party can be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or legality of the original disposal. As described in more detail above and in the following paragraph, we could incur significant costs, including cleanup costs, natural resource damages, civil or criminal fines and sanctions, and third-party claims as result of hazardous substance contamination.
     We have made, and will continue to make substantial expenditures for environmental regulatory compliance and remediation projects. During 2006, we spent approximately $9 million on environmental compliance-related capital projects and $60 million for the management of environmental programs. Included in environmental program management is the operation and maintenance of current operating facilities for environmental control, which is expensed in the period incurred, and $10 million for remediation activity.
     The substantial amounts that we may be required to spend on environmental capital projects and programs could cause substantial cash outlays and, accordingly, could have a material effect on our consolidated financial position, liquidity and profitability or limit our financial and operating flexibility. In addition, although we believe that we have correctly budgeted and, to the extent appropriate under applicable accounting principles, reserved for these amounts, factors beyond our control may render these budgeted and reserved amounts inadequate. These factors include changing governmental policies and regulations, the commencement of new government proceedings or third party litigation regarding environmental remediation, new releases of hazardous substances that result in personal injury, property damage or harm to the environment, the discovery of unknown conditions of contamination, or unforeseen problems encountered in the environmental remediation programs.
     Our commencement of the Chapter 11 case was caused, in significant part, by an accumulation of legacy liabilities, including, among others, “legacy environmental liability” arising from historical operations of Pharmacia prior to our 1997 spinoff. In the course of the Chapter 11 case, we have achieved a substantial reallocation of the risk from these legacy liabilities. In particular, Monsanto has agreed to be financially responsible for remediation costs and other environmental liabilities for sites owned, operated or used by Pharmacia but never owned, operated or used by Solutia after the spinoff, to share liabilities with respect to offsite areas at the Sauget and Anniston plant sites, and to be financially responsible for personal injury and property damage claims associated with exposures to hazardous substances arising from legacy Pharmacia operations (so-called “Legacy Toxic Tort Claims”). If

Monsanto and/or Pharmacia fails to honor its obligation with respect to such remediation costs or Legacy Toxic Tort Claims, we could become responsible for some or all of such liabilities (except for the remediation costs and other environmental liabilities for sites owned, operated or used by Pharmacia but never owned, operated or used by Solutia for which Solutia receives a discharge under the Plan of Reorganization), which liabilities could be material.
Significant payments may be required to maintain the funding of our domestic qualified pension plan.
     We maintain a qualified pension plan under which certain of our employees and retirees are entitled to receive benefits. Although we have frozen future benefit accruals under the U.S. pension plan, significant liabilities still remain. In order to fund the pension plan, we have made significant contributions to the pension plan in 2006 amounting to approximately $179 million and $295 million through October 2007 since entering Chapter 11 bankruptcy protection and will have to fund more going forward. We may be unable to obtain financing to make these pension plan contributions. In addition, even if financing for these contributions is obtained, the funding obligations and the carrying costs of debt incurred to fund the obligations could have a significant adverse effect on our results of operation.
LITIGATION
2009 Notes Claim Dispute
     On June 22, 2007, Solutia filed an objection to the proof of claim filed by the Bank of New York, as indenture trustee for the 2009 notes, seeking disallowance of the portion of the claim that represented original issue discount that would remain unearned as of the effective date of the Plan of Reorganization. The indenture trustee opposed the disallowance, and further asserted that the allowed amount of the claim should include damages arising from, among other things, Solutia’s proposed payment of the claim prior to the stated maturity date of the 2009 notes.
     On November 9, 2007, after briefing by the parties and a hearing held before the Bankruptcy Court on October 31, 2007, the Bankruptcy Court issued a memorandum decision sustaining Solutia’s objection to the claim filed by the indenture trustee for the 2009 notes and disallowing the portions of the 2009 notes’ claim that represent (i) post-effective date unearned original issue discount and (ii) damages comprised of interest from the effective date to the stated maturity date of the 2009 notes. A subsequent order entered by the Bankruptcy Court on November 26, 2007 fixed the allowed amount of the claim at $181.7 million, plus accrued prepetition and pendency interest, for a total allowed claim of approximately $209 million as of September 30, 2007. The indenture trustee for the 2009 notes filed appeals of the Bankruptcy Court’s memorandum decision and related rulings on November 28, 2007.
     To prevent any delay to confirmation of the Plan of Reorganization as a result of this pending appeal, Solutia, the statutory creditors’ committee (the “Creditors’ Committee”) and the indenture trustee agreed that Solutia would set up a reserve on the effective date in the amount of $37.5 million for the benefit of the indenture trustee and the 2009 noteholders, in the event that the indenture trustee should prevail on appeal. Pursuant to the terms agreed upon by the parties, the reserve will be funded with cash or an irrevocable letter of credit. If funded with a letter of credit, the letter of credit must be in the amount of $37.5 million, issued by a nationally recognized financial institution and made payable to the indenture trustee to fund any unpaid amount of the claim as allowed on appeal.
     On November 27, 2007, the Creditors’ Committee filed a motion seeking to recharacterize certain interest payments made to the indenture trustee during Solutia’s bankruptcy cases as payments of principal. On December 10, 2007, the Bankruptcy Court denied the Creditors’ Committee’s motion and entered an order to that effect on December 17, 2007. On December 10, 2007, Solutia and the Creditors’

Committee filed cross appeals of the Bankruptcy Court’s November 9, 2007 memorandum decision and related rulings.
Flexsys Patent Litigation
     Flexsys holds various patents covering inventions in the manufacture of rubber chemicals, including patents describing and claiming a manufacturing process for 4-aminodiphenylamine (“4-ADPA”), a key building block for the manufacture of 6PPD and IPPD, as well as a manufacturing process for 6PPD and IPPD, which function as anti-degradants and are used primarily in the manufacture of rubber tires. Flexsys has been engaged in litigation in several jurisdictions to protect and enforce its patents.
     The ITC proceeding. In February 2005, Flexsys filed a complaint with the U.S. International Trade Commission (“ITC”), requesting that the ITC initiate an investigation against Sinorgchem Co. Shangdong, a Chinese entity (“Sinorgchem”), Korea Kumho Petrochemical Company, a Korean company (“KKPC”), and third party distributors of Sinorgchem. Flexsys claims that the process Sinorgchem used to make 4-ADPA and 6PPD, its sale of 6PPD for importation into the U.S., and Sinorgchem’s sale of 4-ADPA to KKPC and KKPC’s importation of 6PPD into the U.S. were covered by Flexsys’ patents. Accordingly, Flexsys requested that the ITC issue a limited exclusion order prohibiting the importation into the United States of 4-ADPA and 6PPD originating from these entities. In February 2006, an Administrative Law Judge (“ALJ”) of the ITC determined Flexsys’ patents were valid, the process used by Sinorgchem to make 4-ADPA and 6PPD was covered by Flexsys’ patents, and Sinorgchem and its distributor, but not KKPC, had violated section 1337 of the U.S. Tariff Act. In July 2006, the ITC substantially upheld the ALJ’s decision on the basis of literal infringement, and subsequently issued a limited exclusion order against Sinorgchem and its distributor prohibiting them from importing 4-ADPA and 6PPD manufactured by Sinorgchem into the United States.
     Sinorgchem appealed the ITC decision to the United States Court of Appeals for the Federal Circuit. On December 21, 2007, a three-judge panel of the Federal Circuit overruled the ITC’s finding that Sinorgchem had literally infringed Flexsys’ patent, and remanded the matter to the ITC to determine whether Sinorgchem’s processes infringe Flexsys’ patent on other grounds set forth by Flexsys. Flexsys intends to promptly seek a rehearing of the decision by the full panel of judges on the Federal Circuit. The limited exclusion order issued by the ITC remains in effect.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146520

Rights Offerings for 28,906,562 Shares of New Common Stock
SOLUTIA INC.
(Debtor-in-Possession)

We are distributing rights to subscribe for 28,906,562 shares of our new common stock to certain of our pre-petition general unsecured creditors, noteholders and holders of our common stock. If you are a holder of a pre-petition general unsecured claim or notes in the amount of at least $51.00 in the applicable classes under our plan of reorganization as of October 22, 2007, you may be eligible to subscribe for shares of new common stock at $13.33 per share. If you are one of our stockholders holding at least 11 shares of common stock as of November 8, 2007, you may be eligible to subscribe for shares of our new common stock at $17.23 per share.

The rights expire at 5:00 p.m., Eastern time, on November 30, 2007 for the creditor rights offering and at 2:00 p.m., Eastern time, on December 6, 2007 for the equity rights offering, unless the exercise periods are extended by us. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of those unexercised rights. You should carefully consider whether to exercise your rights prior to the expiration of the rights offerings. The manner in which rights may be exercised and the subsequent payment for new common stock is described in detail under the heading “Rights Offerings Procedures.” If you intend to exercise your rights and wish to subsequently purchase new common stock, you should be careful to comply with these procedures.

We anticipate that our new common stock will be listed on the New York Stock Exchange (the “NYSE”) under the symbol “SOA.”

These rights offerings are subject to the confirmation of our plan of reorganization.

Investing in our new common stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 21, 2007.

As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about Solutia Inc. that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

You may also obtain copies of the incorporated documents, without charge, upon written request to the office of our Corporate Secretary, 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (which includes exhibits) that we filed with the Securities and Exchange Commission, or the SEC, covering the rights and the shares of new common stock to be issued upon exercise of the rights. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed on the SEC’s website located at www.sec.gov or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

In December 2003, Solutia and its 14 U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On October 15, 2007, the Debtors filed with the Bankruptcy Court their fifth amended plan of reorganization and accompanying disclosure statement. The Bankruptcy Court approved the disclosure statement on October 19, 2007. A hearing on confirmation of the plan is scheduled for November 29, 2007.

Certain holders of pre-petition claims and holders of common stock are acquiring their shares covered by this prospectus pursuant to the plan, which is more fully described herein and in the documents incorporated by reference herein.

In connection with the plan, the Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the plan and the ability of the Debtors to continue operations upon emergence from bankruptcy. Neither these projections, which are contained in a version of the disclosure statement previously furnished to the SEC, nor those contained in any prior version of the disclosure statement, should be considered or relied upon in connection with the purchase of our new common stock. Neither the projections nor any version of the disclosure statement was prepared for the purpose of any offering of our new common stock and has not been, and may not be, updated on an ongoing basis. The projections reflect numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including those risks discussed under “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Our actual results will vary from those contemplated by the projections for a variety of reasons, including the fact that upon our emergence from bankruptcy we expect to incorporate the provisions of American Institute of Certified Public Accountants Statement of Position (AICPA SOP) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” regarding fresh-start reporting. The fresh-start reporting provisions are only applied as of the emergence date, and are expected to have a material impact on the Company’s financial statements. As indicated in the disclosure statement, the projections did not appropriately apply the fresh-start reporting provisions given the information was not available as of the filing date of these projections. Therefore, variations from those projections may be material. As a result, you should not rely upon the projections or any version of the disclosure statement in deciding whether to invest in our new common stock.

Except as otherwise noted or suggested by context, all references to our “new common stock” and the capitalization of Solutia contained in this prospectus mean our common stock to be outstanding and the capitalization of Solutia following the effective date of the plan and all references to our “common stock” mean our common stock outstanding prior to such date.

In addition, the financial information incorporated by reference into this registration statement reflects the historical consolidated results of operations and financial condition of Solutia for the periods presented. As noted above, financial information does not reflect, among other things, any effects of the transactions contemplated by the plan or the provisions of AICPA SOP 90-7 regarding fresh-start reporting, which Solutia expects to adopt upon Solutia’s emergence from bankruptcy. Thus, such financial information may not be representative of, and may be materially different than, Solutia’s results of operation or financial condition after the effective date of the plan.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Form 10-K/A filed on March 28, 2007 (except with regard to Items 6, 7 and 8 which were refiled under Form 8-K/A filed on October 4, 2007);

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	our Current Reports on Form 8-K filed on January 31, 2007 (relating to amendment no. 5 to Financing Agreement and Waiver), February 6, 2007, March 12, 2007, April 17, 2007, May 22, 2007 (only with respect to Item 1.01), June 5, 2007, on Form 8-K/A filed on October 4, 2007 and on Form 8-K filed on November 20, 2007.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.solutia.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
Attention: Investor Relations
Telephone: (314) 674-1000

Except for the documents incorporated by reference as noted above, we do not incorporate into this prospectus any of the information included on our website.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus and the documents incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Prospectus Summary” and “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2006 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Prospectus Summary” and “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2006 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	our ability to confirm and consummate a Chapter 11 plan of reorganization;

•	our ability, following our emergence from bankruptcy to successfully implement all of the post-emergence aspects of our plan of reorganization;

•	our ability to reduce our overall leveraged position;

•	the potential adverse impact of our Chapter 11 filing on our operations, management and employees, and the risks associated with operating businesses under Chapter 11 protection;

•	our ability to comply with the terms of our financing facilities or to increase, extend or refinance the facilities;

•	customer and vendor response to our Chapter 11 proceeding;

•	general economic, business and market conditions;

•	currency fluctuations;

•	interest rate fluctuations;

•	price increases or shortages of raw materials and energy;

•	disruption of operations;

•	exposure to product liability and other litigation, environmental remediation obligations and other environmental liabilities;

•	lower prices for our products or a decline in our market share due to competition or price pressure by customers;

•	ability to implement cost reduction initiatives in a timely manner;

•	ability to divest existing businesses;

•	efficacy of new technology and facilities;

•	limited access to capital resources;

•	changes in U.S. and foreign laws and regulations;

•	geopolitical instability; and

•	changes in pension and other post-retirement benefit plan assumptions.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in, or incorporated by reference into, this prospectus are made only as of their respective dates. We do not undertake and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERINGS

Q:	Who is eligible to participate in the rights offerings?

A:	If you are a holder of a pre-petition general unsecured claim (other than a holder of a convenience claim; i.e., a claim that otherwise would have been a general unsecured claim but the amount of such claim is equal to or less than $2,500 or the holder of such claim has agreed to reduce its claim to $2,500) or a noteholder with a claim in the amount of at least $51.00 as of the record date, you are eligible to participate in the rights offering for creditors. In addition, if you are a creditor who is “backstopping” the rights offering for creditors, you are also eligible to subscribe for up to your agreed portion of 2,812,359 shares of new common stock available under this rights offering to creditors. If you hold at least 11 shares of common stock as of the record date, you are eligible to participate in the rights offering for stockholders.

Q:	What is a right?

A:	Each right entitles its holder to purchase one share of new common stock.

Q:	What are the record dates for the rights offerings?

A:	The record date for the creditor rights offering is October 22, 2007 and the record date for the equity rights offering is November 8, 2007.

Q:	How many rights am I receiving?

A:	If you are a pre-petition general unsecured creditor or a noteholder, you are receiving one right for every $51.00 in claims that you own. If you are a stockholder, you are receiving one right for every 11 shares of common stock that you own. No eligible creditor, noteholder or stockholder, however, will be granted or allowed to exercise any fractional rights.

Q:	How much does a right cost?

A:	The rights are being distributed to you pursuant to the terms of Solutia’s plan of reorganization, filed with the bankruptcy court on October 22, 2007. The rights are being distributed to you free of charge.

Q:	What are the exercise prices?

A:	The exercise price is the initial per share price for the new common stock being distributed to creditors, noteholders and stockholders under Solutia’s plan of reorganization. If you are a creditor or a noteholder, your exercise price is $13.33 per share. If you are a stockholder, your exercise price is $17.23 per share. These prices were set by agreement among the company and the representatives of its various stakeholder constituencies.

Q:	Why is a creditor’s or noteholder’s exercise price different than a stockholder’s exercise price?

A:	The exercise prices for creditors, noteholders and stockholders were determined through settlement negotiations among the company and the representatives of its various stakeholder constituencies. The parties to these negotiations believe that the value provided to the creditors, the noteholders and the stockholders, through these rights offerings, as reflected in the exercise prices, represents a fair and reasonable compromise of the competing claims and interests of the various parties involved in the restructuring process. In addition, the proceeds of each rights offering will be distributed to different parties: (a) $175 million of the proceeds of the creditor rights offering will be used to fund a VEBA trust for the benefit of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain of Solutia’s retained environmental and other legacy liabilities allocated by Solutia and Monsanto between themselves and (b) Solutia will apply the proceeds it receives from the equity rights offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the equity rights offering are less than $175 million, in satisfaction of its obligations to Monsanto, Solutia (a) will pay to Monsanto all of the proceeds from the equity rights offering and (b) issue to Monsanto any shares of new common stock that are not subscribed for in the equity rights offering.

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Q:	May I transfer my rights if I do not want to purchase any shares?

A:	No. The rights are not transferable.

Q:	May I sell my rights?

A:	No. You may not sell your rights.

Q:	How will you use the proceeds from the rights offerings?

A:	In accordance with the settlement reached between Solutia and its major stakeholders, as more fully described herein and in the disclosure statement, (a) $175 million of the proceeds of the creditor rights offering will be used to fund a VEBA trust for the benefit of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain of Solutia’s retained environmental and other legacy liabilities allocated by Solutia and Monsanto between themselves and (b) Solutia will apply all of the proceeds that it receives from the equity rights offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the equity rights offering are less than $175 million, in satisfaction of its obligations to Monsanto, Solutia will (a) pay to Monsanto all of the proceeds from the equity rights offering and (b) issue to Monsanto any shares of new common stock that are not subscribed for in the equity rights offering.

Q:	When will the rights offerings commence?

A:	The rights offerings will commence on the day that rights exercise forms are mailed to eligible creditors and stockholders.

Q:	How do I exercise my rights?

A:	The procedure for exercising your rights depends on whether you are a registered holder of common stock or unsecured claim held in your name, or hold your stock or claim through a bank or brokerage firm.

If you are an unsecured creditor (other than a noteholder) or a registered holder of common stock, to exercise your rights and thereby indicate your interest to purchase new common stock, you must complete the rights exercise form (a copy of which was previously sent to you), by indicating the total number of shares that you want to exercise (which includes the initial pro rata number of shares that a participant is entitled to subscribe for plus any additional shares that such participant subscribes for if the rights offering is undersubscribed) and return it to the subscription agent by November 30, 2007 at 5:00 p.m. (Eastern time) for the creditor rights offering and December 6, 2007 at 2:00 p.m. (Eastern time) for the equity rights offering. By completing the rights exercise form, you are not obligated to purchase the shares of new common stock you have indicated an interest in purchasing. On or about December 11, 2007, Solutia will deliver an invoice indicating the total number of shares you have indicated an interest in purchasing, the amount owed for such shares and the payment instructions (including the payment deadline) for these shares. And, upon receiving the subscription invoice with the total exercise price listed, if you still intend to purchase the shares of new common stock, you must arrange for payment of the total exercise price to the subscription account, either by wire transfer or certified check or bank check to be received by the subscription agent on or prior to the payment deadline.

If you are a noteholder or hold shares of common stock through a nominee, you must provide instructions to your bank, broker, or other nominee or agent on the number of initial and additional shares that you want to exercise, and that firm must convey the instruction to the subscription agent on your behalf prior to the applicable expiration and payment on your behalf on or prior to the payment deadline.

Q:	Do I have to exercise my rights in full?

No. You are in no way obligated to exercise your rights in full. Any lesser amount will be accepted. Notwithstanding the foregoing, no eligible creditor, noteholder or stockholder, however, will be granted or allowed to exercise any fractional rights.

Q:	When will I receive the shares I am purchasing by exercising my rights?

A:	If you properly exercise your rights and pay for the underlying new common stock, you will be deemed to own the shares immediately on the effective date of Solutia’s plan of reorganization. If you are a noteholder or hold shares through a broker, any shares you purchase will be delivered electronically to the broker. We will not issue share certificates. Instead, your purchase will be recorded on our books and records as maintained by the company’s transfer agent.

Q:	When do the rights expire?

A:	The rights expire, if not exercised, at 5:00 p.m. (Eastern time), on November 30, 2007 for the creditor rights offering and at 2:00 p.m. (Eastern time) on December 6, 2007 for the equity rights offering, unless the exercise periods are extended by us. We currently do not intend to extend the exercise periods.

Q:	Am I required to exercise my rights?

A:	No. However, if you do not exercise your rights prior to the expiration of the rights offerings you will lose any value represented by the rights and will not be able to purchase the underlying new common stock.

Q:	What happens if I do not exercise my rights?

A:	If you do not exercise your rights prior to the expiration of the rights offerings, your rights will expire and shares of new common stock for which creditors’ rights were exercisable, but were not exercised, will be purchased by the parties backstopping the creditor rights offering and the shares of new common stock for which stockholders’ rights were exercisable, but were not exercised, will be distributed to Monsanto pursuant to the terms of the plan of reorganization.

Q:	If I exercise my rights in a rights offering, may I withdraw the exercise?

A:	No, but your election to exercise your rights is not binding.

Q:	May I subscribe for more than my pro rata share of the new common stock being offered in the rights offerings?

A:	Yes. If any of the eligible creditors or stockholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible creditors and stockholders may elect to subscribe for the unsubscribed shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing creditors, noteholders or stockholders may purchase will be reduced on a pro rata basis.

Q:	Is there a risk that the rights offerings will not be consummated?

A:	Yes. All exercises of rights are subject to and conditioned upon the confirmation of the plan of reorganization and the occurrence of the effective date of the plan.

Q:	If the rights offerings are not consummated, will my payment be refunded to me?

A:	Yes. If the rights offerings are not consummated, the subscription agent will return the exercise payments, without interest, as soon as practicable.

Q:	Will I be charged a sales commission or a fee if I exercise my rights?

A:	We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee.

Q:	Have you or your board of directors made a recommendation as to whether I should exercise my rights and purchase the underlying new common stock?

A:	No. Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights and purchase the underlying new common stock. You should make those decisions based upon your own assessment of your best interests.

Q:	What are the U.S. federal income tax consequences of the rights offerings to me?

A:	You generally should not recognize gain or loss on the receipt, exercise or lapse of your rights for U.S. federal income tax purposes. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in the rights offerings and the exercise of the rights, including the applicability of any state, local or non-U.S. tax laws.

Q:	What should I do if I have other questions?

A:	If you have any questions about, or require assistance regarding, the procedure for exercising your rights, including the procedure if you have lost your rights exercise form or would like additional copies of this prospectus, or questions about whether your completed rights exercise form or payment has been received, please contact Financial Balloting Group LLC, which is acting as our subscription agent, at 800-809-3247.

For a more complete description of the rights offerings, see “The Rights Offerings.”

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Solutia,” “we,” “our”,“the Company” and “us” refer to Solutia Inc., a Delaware corporation. In the discussion of our business in this prospectus, “we,” “our” and “us” also refer to our subsidiaries.

Our Company

Solutia, together with its subsidiaries, is a global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications. Solutia reports its business in two segments: Performance Products and Integrated Nylon.

Solutia’s Performance Products segment is comprised of the following product lines, which are generally managed based on the markets into which these products are sold.

•	SAFLEX® — Our Saflex® plastic interlayers are used for laminated safety glass, primarily in automotive manufacturing and architectural applications. We market our plastic interlayers to the automotive industry for use in automobile windshields and side, rear and roof windows of vehicles. We also market SAFLEX® plastic interlayers to the growing commercial and residential architectural markets.

•	CPFilms — Our LLUMAR®, VISTA®, and GILA brands of window films are custom coated and used primarily for aftermarket automotive and architectural applications. LLUMAR® and GILA® window films are marketed for both automotive and architectural applications, with LLUMAR® marketed to the professional aftermarket, and GILA® is marketed to the do-it-yourself customer. VISTA® window films are marketed for professional architectural applications.

•	Flexsys — Flexsys is a global leader in high quality chemicals for the rubber industry. These chemicals help cure and protect rubber, increase durability and fatigue life, control color, and provide heat resistance. Our products are an important part of rubber products used in automobiles, aircraft, and truck tires, as well as in belts, hoses, and footwear. Under our CRYSTEX® trade name, Solutia is the world’s leading supplier of insoluble sulfur vulcanizing agents.

•	Specialty Fluids & Other — Our THERMINOL® heat transfer fluids are used in systems that provide for indirect heating or cooling of industrial and chemical processes. Our SKYDROL® brand aviation hydraulic fluids are leading products supplied across the aviation industry. In addition, we manufacture plastic products including entrance matting and automotive spray suppression systems.

Solutia’s Integrated Nylon segment is comprised of an integrated family of nylon products.

•	Nylon 6,6 — Our VYDYNE® and ASCEND® nylon polymers are sold to the engineered thermoplastic, apparel, textile and industrial fiber industries. Our nylon fibers are sold for carpet and industrial uses. Carpet fibers are sold under the WEAR-DATED® brand for residential carpet and the ULTRON® brand for commercial carpet, as well as under private labels.

•	Intermediate Chemicals — Our chemical intermediates, including adipic acid, hexamethylenediamine and acrylonitrile are used internally as feedstock for resins and fiber production and are also sold on the merchant market for use in nylon, ABS plastic, acrylic fibers, synthetic resins, synthetic lubricants, paper chemicals and plasticizers.

Solutia was incorporated in Delaware in April 1997 to hold most of the chemical businesses of the former Monsanto Company, now known as Pharmacia Corporation (“Pharmacia”), a wholly owned subsidiary of

Pfizer Inc. On September 1, 1997, Pharmacia spun off Solutia by distributing Solutia’s shares as a dividend to its stockholders. Solutia became an independent publicly held company as a result of the spinoff.

Solutia’s principal executive offices are located at 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760, and its telephone number is (314) 674-1000.

The Plan of Reorganization

On December 17, 2003, Solutia and its 14 U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The cases were consolidated for joint administration purposes only and were assigned a lead case number 03-17949 (PCB). Solutia’s subsidiaries outside the United States were not included in the Chapter 11 filing.

On October 15, 2007, the Debtors filed with the Bankruptcy Court their fifth amended plan of reorganization and accompanying disclosure statement. The Bankruptcy Court approved the disclosure statement on October 19, 2007. A hearing on confirmation of the plan is scheduled for November 29, 2007.

Through the plan, Solutia intends to restructure its existing capital structure, streamline operations, reduce costs and obtain relief from the negative financial impact of liabilities relating to litigation, environmental remediation, certain post-retirement benefits and liabilities under certain operating contracts (all of which were assumed at the time of its spinoff in 1997).

To effectuate Solutia’s restructuring and emergence from bankruptcy as a viable company, the plan provides for the treatment of claims of creditors and interests of equity holders. The plan is based on a comprehensive settlement reached with all of the major constituents in Solutia’s bankruptcy case, which includes the following parties: Monsanto, noteholders controlling at least $300 million in principal amount of our 7.375% Notes due October 15, 2027 and 6.72% Notes due October 15, 2037 notes, the official committee of general unsecured creditors, the official committee of equity security holders and the ad hoc trade committee. In furtherance of the restructuring, Solutia also proposes to raise new equity capital through two rights offerings to be implemented under the plan, as described herein and in the disclosure statement.

In satisfaction of creditor claims and stockholder interests, under the plan: (1) certain of Solutia’s creditors will be paid in cash or have their claims reinstated on the effective date of the plan; (2) 29,024,446 shares of new common stock will be issued to Solutia’s general unsecured creditors and noteholders who hold the two series of unsecured public notes issued prior to Solutia’s bankruptcy; (3) 1,221,492 shares of new common stock will be contributed to a trust for the benefit of Solutia’s retirees; (4) 597,500 shares of new common stock, representing 1% of the total new common stock, will be issued to holders of at least 175 shares of common stock; (5) up to 18,749,062 shares of new common stock will be sold to general unsecured creditors and noteholders pursuant to a rights offering (the “Creditor Rights Offering”), which will be backstopped by certain of these parties (the “Backstop Investors”) and who will also have the option of purchasing up to 2,812,359 of such shares of new common stock underlying the Creditor Rights Offering; (6) 10,157,500 shares of new common stock, or 17% of the total new common stock, will be sold pursuant to another rights offering (the “Equity Rights Offering”) to holders of at least 11 shares of common stock; and (7) Solutia will apply all of the proceeds that it receives from the Equity Rights Offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, in satisfaction of its obligation to Monsanto, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the Equity Rights Offering. The plan further provides that each holders of at least 24 shares of common stock will be entitled to receive its pro rata share of five-year warrants to purchase up to 4.48 million shares of the new common stock at an exercise price of $29.70 per share, pursuant to the terms of a warrant agreement.

$175 million of the proceeds of the Creditor Rights Offering will be used to fund a retiree trust, which will qualify as a Voluntary Employees’ Beneficiary Association (VEBA). Funds from this trust will be used to reimburse Solutia for the retiree welfare benefits for certain of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain environmental and other legacy liabilities retained by Solutia as a result of the allocation of such liabilities by Solutia and Monsanto between themselves. All of the proceeds from the Equity Rights Offering will be paid by Solutia to Monsanto on the effective date of the plan of reorganization in connection with the settlement of its claims.

The plan further provides that each holder of at least 24 shares of common stock will be entitled to receive its pro rata share of five-year warrants to purchase up to 4.48 million shares of the new common stock at an exercise price of $29.70 per share pursuant to the terms of the warrant agreement. The plan also provides that each holder of at least 107 shares of common stock will be entitled to purchase allowed general unsecured claims of less than $100,000 (subject to holders of such claims electing to sell their claims) for cash in an amount equal to 52.35% of the allowed amount of such claims, including the attendant right to participate in the rights offering available to holders of these claims.

Only stockholders holding the requisite number of shares of common stock enumerated above will be entitled to receive any distributions under the plan or to participate in the relevant offering, because under its plan of reorganization, Solutia is not required to make distributions of fractional shares of new common stock, rights under the rights offerings or warrants.

The Creditor Rights Offering

Through the Creditor Rights Offering, Solutia intends to raise $250 million in new equity capital through (1) the proposed sale of 15,936,703 shares of new common stock to participating eligible general unsecured creditors and noteholders, on a pro rata basis, at an exercise price of $13.33, which represents a 33.33% discount to the implied $20.00 per share value of new common stock and (2) up to 2,812,359 shares of new common stock offered to the Backstop Investors under the Creditor Rights Offering also at an exercise price of $13.33 per share in addition to any shares of new common stock purchased pursuant to the backstop commitment dated as of October 15, 2007 between Solutia and the Backstop Investors. If any of the eligible creditors or noteholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible creditors or noteholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for pursuant to this oversubscription right exceeds the number of shares being offered, the number of shares that each oversubscribing creditor may purchase will be reduced on a pro rata basis based on the allowed amount of its claim. If there are any unsubscribed shares of new common stock on the Creditor Rights Offering expiration date, the Backstop Investors have agreed to purchase these shares. In exchange for their agreement to backstop the Creditor Rights Offering, the Backstop Investors will receive a fee of up to $6.25 million, provided that Solutia enters into a definitive agreement for exit financing on terms consistent with those provided for in the backstop commitment agreement by December 31, 2007, and the right to purchase the 2,812,359 shares of new common stock referred to above. If Solutia does not obtain exit financing on terms consistent with those provided for in the backstop commitment agreement by December 31, 2007, Solutia has agreed with the Backstop Investors that Solutia may extend the term of the backstop commitment agreement to March 31, 2008 in exchange for an extension fee in the amount of $3,125,000. If the extension fee is paid, the total fees paid to the Backstop Investors would be $7.5 million.

We have filed a registration statement on Form S-3 for any shares of new common stock to be sold to the Backstop Investors through the Creditor Rights Offering, such that the Backstop Investors will be able to trade the shares of new common stock when such related registration statement becomes effective. In addition, the registration statement on Form S-3 will also register shares of new common stock for resale by Monsanto if any new common stock is distributed to Monsanto because the Equity Rights Offering (as described below) is not fully subscribed.

The Equity Rights Offering

Through the Equity Rights Offering, holders of at least 11 shares of common stock will be entitled to purchase, on a pro rata basis, 10,157,500 shares of new common stock for an exercise price of $17.23 per share. If any of the eligible stockholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible stockholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for pursuant to this oversubscription right exceeds the number of shares being offered, the number of shares that such oversubscribing stockholders may purchase will be reduced on a pro rata basis. Solutia will apply all of the proceeds it receives from the Equity Rights Offering to fund its obligations to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, in satisfaction of its obligations to Monsanto, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the Equity Rights Offering. The registration statement of which this prospectus forms a part relates to the proposed sale of new common stock offered by Solutia under the Equity Rights Offering.

THE RIGHTS OFFERINGS

Creditor Rights	Each eligible creditor and noteholder shall be entitled to purchase up to its pro rata share of the 15,936,703 shares of new common stock made available pursuant to the Creditor Rights Offering. An additional 2,812,359 shares of new common stock underlying the Creditor Rights Offering may be purchased by the Backstop Investors, at their election. In addition, if the rights offering is under-subscribed, eligible creditors and noteholders through the exercise of additional rights may elect to purchase additional shares, provided that they have already exercised the maximum amount of their initial rights.

If any of the eligible creditors do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible creditors may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for pursuant to this oversubscription option exceeds the number of shares being offered, the number of shares that each oversubscribing creditor or noteholder may purchase will be reduced on a pro rata basis based on the allowed amount of the creditor’s claim.

Equity Holder Rights	Each eligible stockholder shall be entitled to purchase up to its pro rata share of the 10,157,500 shares of new common stock made available pursuant to the Equity Rights Offering. In addition, if the rights offering is under-subscribed, eligible stockholders through the exercise of additional rights may elect to purchase additional shares, provided that they have already exercised the maximum amount of their initial rights.

If any of the stockholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible stockholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for pursuant to this oversubscription option exceeds the number of shares being offered, the number of shares that each oversubscribing stockholder may purchase will be reduced on a pro rata basis based on the number of shares owned by each participating stockholder.

Exercise Prices	$13.33 per share for the rights issued to our creditors under the Creditor Rights Offering and $17.23 per share for the rights issued to our stockholders under the Equity Rights Offering.

Record Dates	October 22, 2007 for the Creditor Rights Offering and November 8, 2007 for the Equity Rights Offering.

Expiration Date	The rights expire, if not previously exercised, at 5:00 p.m.(Eastern time), on November 30, 2007 for the Creditor Rights Offering and at 2:00 p.m. (Eastern time) on December 6, 2007 for the Equity Rights Offering, unless the exercise periods are extended by us. We currently do not intend to extend the exercise periods.

Use of Proceeds	The proceeds from the Creditor Rights Offering will be $250 million, of which $175 million be used to fund a VEBA trust for the benefit of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain of Solutia’s retained environmental and other legacy liabilities allocated by Solutia and Monsanto between themselves. The proceeds from the Equity Rights Offering, if any, will be up to $175 million. Solutia will apply all of the proceeds that it receives from the Equity Rights Offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, in satisfaction of its obligations to Monsanto, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the Equity Rights Offering.

Transferability of Rights	Pursuant to the plan, the rights are not transferable independently of the underlying unsecured claims or equity interests from which such rights arise. Rights may be exercised only by or through the eligible claimant or stockholder entitled to exercise such rights on the record date. Any such independent transfer or attempted transfer of the rights will be null and void and the Debtors will not treat any purported transferee as the holder of any rights. Once the rights are exercised, such exercise will not be permitted to be revoked.

Procedures for Exercise	For those eligible creditors (other than noteholders) and stockholders holding claims or shares of common stock in their own name:

(i)  Each such eligible creditor or stockholder that intends to exercise its rights shall designate such intention on its rights exercise form (a copy of which was previously sent to you) and such designation shall be non-binding. In addition, any eligible creditor or stockholder that exercises all rights initially allocated to it may indicate on its rights exercise form how many additional shares of new common stock such eligible creditor or stockholder wishes to purchase if all of the rights in the respective rights offering are not initially subscribed for. If any eligible creditor or stockholder fails to deliver a duly completed rights exercise form so that such form is actually received by the subscription agent on or before the applicable expiration date, such eligible creditor or stockholder shall be deemed to have relinquished and waived its rights.

(ii)  On or about December 11, 2007, Solutia will deliver an invoice indicating the number of shares subscribed for by the participating creditor or stockholder, the total exercise price to be paid therefore and the payment instructions (including the payment deadline).

(iii) Upon receipt of the subscription invoice setting forth the total exercise price listed, each eligible creditor or stockholder must arrange for payment of the total exercise price to the subscription account, either by wire transfer or by certified bank or cashier’s check delivered to the subscription agent to be received on or prior to the payment deadline in order to purchase new common stock.

For those noteholders and eligible stockholders holding notes or shares of common stock through a nominee:

(i)  To exercise its rights, such holder must provide instructions to its bank, broker, or other nominee or its agent. The bank, broker, or other nominee or agent, in turn, must then convey the instruction to the subscription agent before the applicable expiration date.

(ii)  On or about December 11, 2007, Solutia will deliver an invoice indicating the number of shares subscribed for by the participating noteholder or stockholder, the total exercise price to be paid therefore and the payment instructions. The subscription agent will send the subscription invoices to the nominee for the participating creditors and stockholders.

(iii) Upon receipt of the subscription invoice with the total exercise price, each eligible noteholder or stockholder must pay the total exercise price by the payment deadline either by wire transfer in accordance with the wire instructions set forth on the rights exercise form, or by certified bank or cashier’s check delivered to the subscription agent.

If the subscription agent for any reason does not receive a duly completed rights exercise form or equivalent instructions on or prior to the applicable expiration date (or master rights exercise form completed by a nominee on behalf of the beneficial owners), then each such eligible participant shall be deemed to have relinquished and waived its right to participate in the relevant rights offering. Each creditor, noteholder or stockholder intending to participate in the relevant rights offering must affirmatively elect to exercise its rights by the applicable expiration date.

Issuance of New Common Stock	If you properly exercise your rights and subsequently pay for the underlying new common stock, you will be deemed to own the shares immediately on the effective date of Solutia’s plan of reorganization.

No Recommendation	Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights and subsequently pay for the underlying new common stock. You should make those decisions based upon your own assessment of your best interests.

NYSE Stock Exchange Listing of Our New Common Stock	We anticipate that our new common stock will be listed on the NYSE under the symbol “SOA.”

Tax Consequences of Rights Offering	You generally should not recognize gain or loss on the receipt, exercise or lapse of your rights for U.S. federal income tax purposes. You should consult your own tax advisor regarding the proper treatment of the rights in your particular circumstances.

Subscription Agent	We have appointed Financial Balloting Group LLC to act as the subscription agent for the rights offerings.

Risk Factors	You should read “Risk Factors” beginning on page 8 before you exercise rights.

KEY DATES TO KEEP IN MIND

Record Date	October 22, 2007 for the Creditor Rights Offering and November 8, 2007 for the Equity Rights Offering.

Expiration Date	The rights expire, if not previously exercised, at 5:00 p.m. (Eastern time) on November 30, 2007 for the Creditor Rights Offering and at 2:00 p.m. (Eastern time) on December 6, 2007 for the Equity Rights Offering, unless the exercise periods are extended by us. Any rights unexercised at the end of the exercise periods will expire without any payment to the holders of those unexercised rights.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described below and those described in our Annual Report on Form 10-K for the year ended December 31, 2006 and certain of our other filings with the SEC. In addition, those risks described below, elsewhere in this prospectus and in any document incorporated by reference herein are not the only ones we face. Such risks are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Emergence from Bankruptcy

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

In connection with the plan process, we were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the plan and our ability to continue operations upon emergence from bankruptcy. We filed projected financial information with the Bankruptcy Court most recently on October 22, 2007 and furnished it to the SEC, and as part of the disclosure statement approved by the Bankruptcy Court. These projections reflected numerous assumptions concerning anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our and the other Debtors’ control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections for a variety of reasons, including the fact that upon our emergence from bankruptcy we expect to adopt the provisions of AICPA SOP 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” regarding fresh-start reporting. The fresh-start reporting provisions are only applied as of the emergence date, and are expected to have a material impact on our financial statements. As indicated in the disclosure statement, the projections did not apply the fresh-start reporting provisions given the information was not available as of the date of the projections. Therefore variations from the projections may be material. These projections have not been incorporated by reference into this prospectus and neither the projections nor any version of the disclosure statement should be considered or relied upon in connection with the purchase of our new common stock.

Because our consolidated financial statements are expected to reflect fresh-start reporting adjustments to be made following emergence from bankruptcy, as well as any effects of the transactions contemplated by the plan, financial information in our future financial statements will not be comparable to Solutia’s financial information from prior periods.

Following emergence from Chapter 11, we expect to adopt fresh-start reporting in accordance with SOP 90-7, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, using the purchase method of accounting for business combinations. We will state liabilities, other than deferred taxes, at a present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets will be reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh-start reporting the accumulated deficit will be eliminated. In addition to fresh-start reporting, our post-emergence consolidated financial statements will reflect any effects of the transactions contemplated. Thus, our future balance sheets and statement of operations data will not be comparable in many respects to our balance sheets and consolidated statements of operations data for periods prior to the adoption of fresh-start reporting and prior to accounting for the effects of the reorganization. The lack of comparable historical information may discourage investors from purchasing our new common stock. Additionally, the financial information incorporated by reference into this prospectus may not be indicative of future financial information.

Risk Factors Related to Our Business and Industry

Legal proceedings, including proceedings related to environmental obligations, could impose substantial costs on us.

As a manufacturer of chemical-based materials, we have been subject to various lawsuits involving environmental, hazardous waste, personal injury and product liability claims. We are named in a number of legal proceedings primarily relating to former operations, including claims for personal injury and property damage arising out of releases or alleged exposure to materials that are classified as hazardous substances under federal environmental law or alleged to be hazardous by plaintiffs. Adverse judgments in these legal proceedings, or the filing of additional environmental or other damage claims against us, may have a negative impact on our future results of operations. Additionally, administrative and legal costs associated defending or settling large claims, or large numbers of claims, could have a negative impact on our future results of operations. It is possible that the Bankruptcy Court could disagree with our treatment of those claims. It is also possible that third parties, including the U.S. federal government, state regulatory agencies, or others, may challenge the dischargeability of these claims. If these litigation matters or claims are not treated as contemplated in our plan of reorganization, or if the actual costs are materially greater than estimates associated with those claims, it could have a material adverse effect on our financial condition and future operating performance.

The applicability of numerous environmental laws to our past and current manufacturing facilities and our business could cause us to incur material costs and liabilities.

We are subject to extensive federal, state, local and foreign environmental, safety and health laws and regulations concerning, among other things, emissions to the air, discharges to land and water, the generation, handling, treatment and disposal of hazardous waste, and the manufacture and distribution of chemical substances. We are also required to maintain various environmental permits and licenses, many of which require periodic modification and renewal and related governmental approvals. Our operations entail the risk of violations of those laws and regulations, many of which provide for substantial fines and criminal sanctions for violations.

In addition, these requirements and their enforcement may become more stringent in the future. Non-compliance with such future requirements could subject us to material liabilities, such as government fines, third-party lawsuits or the suspension of non-compliant operations. Future requirements may also require us to make significant site or operational modifications at substantial cost. Future regulatory and enforcement developments could also restrict or eliminate our ability to continue to manufacture certain products or could require us to make modifications to our products.

At any given time, we are involved in litigation, administrative proceedings and investigations of various types in a number of jurisdictions involving potential environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damages and personal injury. In particular, we are involved as a defendant in certain natural resource damage claims principally relating to our Anniston and Sauget facilities, the liability for which expect to share with Monsanto pursuant to the plan of reorganization. We may be required to spend substantial sums to defend or settle these and other actions, to pay any fines levied against us or satisfy any judgments or other rulings rendered against us and such sums may be material.

Under certain environmental laws, we can be held strictly liable for hazardous substance contamination at real property we have owned, operated or used as a disposal site or for natural resource damages associated with such contamination. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party can be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or legality of the original disposal. As described in more detail in the following paragraph, we could incur significant costs, including cleanup costs, natural resource damages, civil or criminal fines and sanctions, and third-party claims as result of hazardous substance contamination.

We have made, and will continue to make substantial expenditures for environmental regulatory compliance and remediation projects. During 2006, we spent approximately $9 million on environmental compliance-related capital projects, $60 million for the management of environmental programs, including the operation and maintenance of facilities for environmental control, and $10 million for remediation activities. The plan of reorganization calls for Monsanto, on behalf of Pharmacia, to continue to fund remediation projects at sites owned by Pharmacia, but never owned or operated by Solutia and to share remedial costs as to offsite areas at the Sauget and Anniston plant sites. If Monsanto does not honor its obligation to fund such remediation projects, we could become responsible for some of the sites previously funded by Monsanto and these unexpected expenses could materially affect our results of operations and financial condition.

The substantial amounts that we may be required to spend on environmental capital projects and programs could cause substantial cash outlays and, accordingly, could have a material effect on our consolidated financial position, liquidity and profitability or limit our financial and operating flexibility. In addition, although we believe that we have correctly budgeted and, to the extent appropriate under applicable accounting principles, reserved for these amounts, factors beyond our control may render these budgeted and reserved amounts inadequate. These factors include changing governmental policies and regulations, the commencement of new government proceedings or third party litigation regarding environmental remediation, new releases of hazardous substances that result in personal injury, property damage or harm to the environment, the discovery of unknown conditions of contamination, or unforeseen problems encountered in the environmental remediation programs.

Our commencement of the Chapter 11 case was caused, in significant part, by an accumulation of “legacy environmental liability” arising from historical operations of Pharmacia prior to the Solutia Spinoff. In the course of the Chapter 11 case, we have achieved a substantial reallocation of the risk from these legacy liabilities. In particular, Monsanto has agreed to be financially responsible for remediation costs and other environmental liabilities for sites owned or operated by Pharmacia but never owned or operated by Solutia after the Spinoff, to share liabilities with respect to offsite areas at the Sauget and Anniston plant sites, and to be financially responsible for certain personal injury and property damage claims associated with exposures to hazardous substances arising from legacy Pharmacia operations (so-called “Legacy Toxic Tort Claims”). In the unlikely event that Monsanto and/or Pharmacia fails to honor its obligation with respect to such remediation costs or Legacy Toxic Tort Claims, we could become responsible for some or all of such liabilities, which liabilities could be material.

Risks Related to Ownership of Our New Common Stock

The market price of our new common stock is subject to volatility.

The market price of our new common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include actual or anticipated variations in our operational results and cash flow, our and our competitors’ earnings, changes in financial estimates by securities analysts, trading volume, market conditions in the industry, the general state of the securities markets and the market for stocks of companies in our industry, governmental legislation or regulation and currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

A liquid trading market for our new common stock may not develop.

We intend to apply to list our new common stock on the New York Stock Exchange. However, we may not be able to satisfy the requirements for listing our new common stock on the exchange. Even if we are able to list our new common stock on the New York Stock Exchange, a liquid trading market for our new common stock may not develop or be sustained. The liquidity of the trading market for our new common stock will depend, among other things, upon the number of holders of our new common stock, our financial performance and the number of research analysts covering Solutia, none of which can be determined or predicted with certainty.

Substantial sales of or trading in our new common stock could occur in connection with emergence from bankruptcy, which could cause our stock price to be adversely affected.

Shares distributed in connection with the plan generally may be sold freely in the markets including under registration statements pursuant to registration rights agreements that we have entered into with the Backstop Investors and Monsanto depending on the outcome of the Equity Rights Offering. We refer to these agreements as the “registration rights agreements” and they are described herein under “The Reorganization — Registration Rights Agreements.” We may enter into additional registration rights agreements with other parties from time to time. These and other of our creditors or other investors who receive shares of our new common stock in connection with the plan may sell our shares shortly after emergence from bankruptcy for any number of reasons. The sale of significant amounts of our new common stock or substantial trading in our new common stock or the perception in the market that substantial trading in our new common stock will occur may adversely affect the market price of our new common stock.

Certain holders of claims may acquire a substantial amount of our new common stock upon consummation of the plan.

During our chapter 11 cases, there has been no limitation on the trading of claims. Accordingly, upon consummation of the plan, certain holders of claims are likely to receive distributions of our new common stock representing a substantial amount of the outstanding shares of our new common stock. If holders of a significant number of shares of our new common stock were to act as a group, they could be in a position to control the outcome of actions requiring stockholder approval, including, among other things, election of directors. This concentration of ownership could also facilitate or hinder a change of control of Solutia and, consequently, impact the value of our new common stock. Furthermore, the possibility that one or more holders of a significant number of shares of our new common stock may sell all or a large portion of its shares of new common stock in a short period of time may adversely affect the trading prices of our new common stock.

The resale of shares of our new common stock registered by this prospectus may adversely affect the market price of our new common stock.

We have filed a registration statement on Form S-3 for any shares of new common stock to be sold to the Backstop Investors through the Creditor Rights Offering, such that the Backstop Investors will be able to trade the shares of new common stock when the registration statement becomes effective. In addition, in the event that the Equity Rights Offering is not fully subscribed, the registration statement on Form S-3 will also register for resale shares of new common stock, distributed to Monsanto by Solutia in partial settlement of Monsanto’s claims. The ability of the Backstop Investors and possibly Monsanto to sell a large number of shares upon our emergence from bankruptcy and at any time thereafter could be adversely disruptive to the trading price of our new common stock.

We do not expect to pay dividends on our new common stock for the foreseeable future.

The payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, corporate law restrictions, capital agreements, the applicable laws of the State of Delaware and business prospects. Currently, Solutia’s existing debtor-in-possession financing facility prohibits the payment of dividends. The debtor-in-possession financing facility will be refinanced through an exit financing facility, which we refer to as the “Exit Financing Facility.’’ We expect that the Exit Financing Facility will also prohibit the payment of dividends. We do not expect to pay dividends for the foreseeable future.

Provisions in Delaware law, our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company or changes in our management and therefore depress the trading price of our new common stock.

Our amended and restated certificate of incorporation and bylaws, which will be effective upon our emergence from bankruptcy, will contain provisions that could depress the trading price of our new common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that our stockholders may deem advantageous.

Additionally, we expect to be subject to Section 203 of the Delaware General Corporation Law, which we refer to as the “DGCL,” which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change in control of our company. See “Description of Capital Stock — Anti-Takeover Effects of Provisions of the DGCL and Provisions to Be Included In Our Amended and Restated Certificate of Incorporation and Bylaws.”

We will have significant indebtedness upon our emergence from bankruptcy.

Upon emergence from bankruptcy, we will have a significant amount of indebtedness. Specifically, we expect to have an Exit Financing Facility of up to $2.0 billion (including undrawn availability on our revolving loan facility), including some combination of institutional term loans, a revolving loan facility, a letter of credit facility, high yield bonds and/or second lien loans. The significant indebtedness that we will have upon our emergence from bankruptcy could have important consequences, including the following:

•	We will have to dedicate a significant portion of our cash flow to making interest and principal payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes.

•	The post-emergence levels of indebtedness may make us less attractive to potential acquirers or acquisition targets.

•	The post-emergence levels of indebtedness may limit our flexibility to adjust to changing business and market conditions, and make us more vulnerable to a downturn in general economic conditions as compared to competitors that may be less leveraged.

•	As described in more detail below, the documents providing for our post-emergence indebtedness will contain restrictive covenants that may limit our financing and operational flexibility.

•	The post-emergence levels of indebtedness, which include outstanding indebtedness that is unimpaired under the plan, as well as new indebtedness incurred pursuant to the Exit Financing Facility, may make it more difficult for us to satisfy our obligations with respect to our other outstanding indebtedness that is unimpaired under the plan.

Furthermore, our ability to satisfy our debt service obligations will depend, among other things, upon our future operating performance and ability to refinance indebtedness when necessary. These factors depend partly on economic, financial, competitive and other factors beyond our control. We may not be able to generate sufficient cash from operations to meet our debt service obligations as well as fund necessary capital expenditures, pension funding obligations and investments in research and development. In addition, if we need to refinance our debt, obtain additional financing or sell assets or equity, we may not be able to do so on commercially reasonable terms, if at all.

Our operations may be restricted by the terms of our Exit Financing Facility.

Our Exit Financing Facility is likely to include a number of significant restrictive covenants. These covenants could impair our financing and operational flexibility and make it difficult for us to react to market conditions and satisfy our ongoing capital needs and unanticipated cash requirements. Specifically, such covenants may restrict our ability and, if applicable, the ability of our subsidiaries to, among other things:

•	incur additional debt;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	use assets as security in other transactions;

•	pay dividends on our new common stock or repurchase our equity interests;

•	sell certain assets or merge with or into other companies;

•	guarantee the debts of others;

•	enter into new lines of business;

•	make capital expenditures;

•	prepay, redeem or exchange our debt; and

•	form any joint ventures or subsidiary investments.

In addition, the Exit Financing Facility may require us to periodically meet various financial ratios and tests, including maximum leverage, minimum net worth and interest coverage levels. These financial covenants and tests could limit our ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict our financing and operations.

Our ability to comply with the covenants and other terms of the Exit Financing Facility will depend on our future operating performance. If we fail to comply with such covenants and terms, we would be required to obtain waivers from our lenders to maintain compliance under the Exit Financing Facility. If we are unable to obtain any necessary waivers and the debt under the Exit Financing Facility is accelerated, it would have a material adverse effect on our financial condition and future operating performance.

Risks Related to the Rights Offerings

Stockholders who do not fully exercise their rights will have their interests diluted by stockholders who do exercise their rights.

The rights offerings will result in our issuance of an additional 28,906,562 shares of our new common stock. If you choose not to fully exercise your rights prior to the expiration of the relevant rights offering, your relative ownership interest in us will be diluted. Rights holders who do not exercise their rights prior to the expiration of the relevant rights offering and pay for the underlying new common stock by the payment deadline will lose any value represented by their rights.

The exercise price was set by agreement among the company and representatives of its various stakeholder constituencies and is not necessarily an indication of our value or the value of our new common stock.

The exercise price is the initial per share price for the new common stock being distributed to creditors and equity interest holders under Solutia’s plan of reorganization. If you are an eligible creditor or noteholder, your exercise price is $13.33 per share. If you are an eligible stockholder, your exercise price is $17.23 per share. These prices were set by agreement among the company and the representatives of its various stakeholder constituencies. These exercise prices were not intended to bear any relationship to the historical or projected price of our common stock or our past or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the exercise prices should not be considered an indication of the actual value of our company or of our new common stock.

The price of our new common stock may decline before or after the expiration of the rights offerings.

We cannot assure you that the public trading market price of our new common stock will not decline below the exercise price after you elect to exercise your rights. If that occurs, you will have committed to buy shares at a price above the prevailing market price, and you will suffer an immediate unrealized loss on those shares as a result. Moreover, we cannot assure you that following the exercise of rights you will be able to sell your shares at a price equal to or greater than the exercise price.

We may terminate the rights offerings at any time prior to the expiration of the offer period, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offerings or terminate the rights offerings prior to the expiration of the offer period. If the rights offerings are terminated, the subscription agent will return as soon as possible all exercise payments, without interest.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase new common stock in the rights offerings must act promptly to ensure that all required rights exercise forms are actually received prior to the expiration of the relevant rights offering and that all payments are actually received prior to the payment deadline by the subscription agent, Financial Balloting Group LLC. The time period to exercise rights is limited. If you or your broker fails to complete and sign the required rights exercise forms, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

If you elect to exercise your rights, your proposed acquisition of new common stock may be subject to notification obligations under the Hart-Scott-Rodino Act of 1976.

If as a result of exercising your rights and paying for the underlying new common stock you would hold shares of our new common stock worth in excess of $59.8 million, your proposed acquisition may trigger notification obligations under the Hart-Scott-Rodino Act of 1976, or the HSR Act, and all waiting periods under the HSR Act will need to have expired or otherwise been terminated before we can satisfy your exercise of rights. There can be no guarantee that the Federal Trade Commission and U.S. Department of Justice will allow the waiting periods to expire or terminate. You should consider seeking advice of legal counsel to determine the applicability of the HSR Act to your rights.

USE OF PROCEEDS

Our proceeds from the Creditor Rights Offering will be $250 million, of which $175 million be used to fund a VEBA trust for the benefit of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain of Solutia’s retained environmental and other legacy liabilities allocated by Solutia and Monsanto between themselves. Our proceeds from the Equity Rights Offering will be no greater than $175 million. We intend to use all of the proceeds, if any, that we receive from the Equity Rights Offering (and any shares of common stock that are not subscribed for in the Equity Rights Offering) to satisfy the claims of Monsanto.

DIVIDEND POLICY

Solutia has not paid any dividends on its common stock in its last two fiscal years or subsequent interim periods and does not expect to pay dividends for the foreseeable future. Currently, Solutia’s existing debtor in possession financing facility prohibits the payment of dividends. The debtor-in-possession financing will be refinanced through the Exit Financing Facility, which may prohibit the payment of dividends. In addition to requiring a waiver or elimination of any such prohibition, the payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
AND COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed and combined financial information sets forth selected historical financial information for Solutia and its consolidated subsidiaries. On May 1, 2007, Solutia purchased the remaining 50 percent interest in the Flexsys joint venture (“Flexsys”), a 50/50 rubber chemicals joint venture between Akzo Nobel and Solutia. The data provided for the year ended December 31, 2006 and the nine months ended September 30, 2007 include the financial results of Flexsys prior to Solutia’s acquisition of the remaining 50 percent interest from Akzo Nobel on May 1, 2007. The Solutia and Flexsys historical data provided for the year ended December 31, 2006 and the Solutia historical data as of and for the nine months ended September 30, 2007 are derived from Solutia’s and Flexsys’ audited and unaudited consolidated financial statements incorporated by reference elsewhere in this prospectus. The Flexsys historical data incorporated into the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2007 include the historical financial results of Flexsys prior to the Flexsys acquisition and represent the unaudited condensed combined statement of operations for the four months ended April 30, 2007. The unaudited consolidated financial statements have been prepared on a similar basis to that used in the preparation of Solutia’s and Flexsys’ audited financial statements. Collectively, we refer to this information as the “Pro Forma Financial Information.”

The Pro Forma Financial Information is provided for informational purposes only. Results as of and for the nine months ended September 30, 2007 are not necessarily indicative of results to be expected for the year ending December 31, 2007, and historical results are not indicative of future performance. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes incorporated by reference elsewhere in this prospectus. In addition, the combined historical financial statements of Solutia and Flexsys will not be comparable to the financial statements of Reorganized Solutia following emergence from bankruptcy due to the effects of the consummation of the plan as well as adjustments for fresh-start accounting.

The following Pro Forma Financial Information gives effect to fresh-start adjustments and reorganization entries as if the acquisition of Flexsys, the effective date of the plan of reorganization and the resulting transactions had occurred on January 1, 2006 for the periods presented for the pro forma condensed combined statements of operations and on the date of the pro forma condensed consolidated statement of financial position. Each of these adjustments is described more fully below and within the notes of the Pro Forma Financial Information. The Pro Forma Financial Information is based upon currently available information and assumptions that we believe are reasonable.

Reorganization Adjustments

The reorganization adjustments reflect the implementation of the plan, including the satisfaction of allowed administrative, secured and general unsecured claims, the reallocation of legacy liabilities relating to litigation, environmental remediation, and certain post-retirement benefits, the elimination of Chapter 11-related reorganization items and the raising of new equity capital through the Creditor Rights Offering and the Equity Rights Offering upon emergence from Chapter 11. These adjustments give effect to the rights to purchase new common stock and to distribution to holders of certain classes of claims, cash, Reorganized Solutia new common stock and/or warrants. The gains resulting from the cancellation of indebtedness pursuant to the plan have not been reflected in our reorganization adjustments for any period presented in the pro forma condensed combined statements of operations, as these gains will not continue on an ongoing basis.

For the distributions under our plan to occur, Solutia expects to have an Exit Financing Facility of up to $2.0 billion, a Creditor Rights Offering of up to $250 million and an Equity Rights Offering of up to $175 million. The proceeds from such borrowings and offerings will be used to make the distributions under the plan and for ongoing business purposes and are reflected as such in the reorganization adjustments in our Pro Forma Financial Information. For additional information regarding the reorganization adjustments, see the notes provided in our Pro Forma Financial Information.

Fresh-Start Adjustments

The following Pro Forma Financial Information gives effect to fresh-start accounting adjustments, in accordance with Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”). The fresh-start adjustments are based on an estimated reorganized Solutia equity value of $1.2 billion. Under SOP 90-7, reorganization value is generally allocated first to tangible assets and identifiable intangible assets, and lastly to excess reorganization value. The valuations used in this prospectus are made as of the effective date of the plan and are preliminary in nature. Updates to these valuations are anticipated as the required asset appraisals, liability valuations and the resulting deferred tax liability from these valuations are completed. We anticipate such updates may reflect a significant difference from the valuations used to prepare the following Pro Forma Financial Information. As a result, it is possible that there may be significant adjustments in carrying values of certain assets and that such adjustments may be material. The differences between the actual valuations and the following Pro Forma Financial Information will be reflected in our future statements of financial position and may affect amounts, including depreciation and amortization expense, which we recognize in our statement of operations post-emergence. As such, the following Pro Forma Financial Information may not accurately represent the post-emergence financial condition or results from operations of the Company and any differences may be material.

Solutia will realize expenses in the first quarter post emergence related to certain asset write ups under fresh-start accounting that have been excluded from the pro forma adjustments. In particular, the Company expects cost of sales to increase approximately $72 million during the first inventory turn post emergence. As these expenses will not continue on an ongoing basis, the Company has not reflected them in the fresh-start adjustment amounts for any period presented.

For additional information regarding the reorganization adjustments, see the notes provided in our Pro Forma Financial Information.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As of September 30, 2007
(dollars in millions)
(Unaudited)

	Historical	Reorganization		Fresh-Start		Pro Forma
	Solutia	Adjustments		Adjustments		Consolidated

Current Assets:
Cash and cash equivalents	$220	$(126	)(a)	$—		$94
Trade receivables, net	442	—		—		442
Miscellaneous receivables	133	—		—		133
Inventories	417	—		301	(j)	718
Prepaid expenses and other assets	56	—		—		56
Assets of discontinued operations	9	—		—		9

Total Current Assets	1,277	(126)		301		1,452
Property, Plant and Equipment, net	1,026	—		420	(k)	1,446
Investments in Affiliates	1	—		—		1
Goodwill	144	—		385	(l)	529
Identified Intangible Assets, net	53	—		903	(l)	956
Other Assets	137	73	(b)(m)	—		210

Total Assets	$2,638	$(53)		$2,009		$4,594

Current Liabilities:
Accounts payable	$305	$—		$—		$305
Accrued liabilities	294	26	(c)	—		320
Short-term debt	963	(899	)(a)(d)	—		64
Liabilities of discontinued operations	8	—		—		8

Total Current Liabilities	1,570	(873)		—		697
Long-Term Debt	365	1,242	(a)(d)	—		1,607
Other Liabilities	308	574	(e)	214	(m)	1,096
Liabilities Subject to Compromise	1,844	(1,844	)(f)	—		—
Shareholders’ Equity (Deficit):
Common stock	1	1	(g)	(1	)(n)	1
Additional contributed capital	56	1,193	(g)	(56	)(n)	1,193
Treasury stock, at cost	(251)	—		251	(n)	—
Net deficiency of assets at spinoff	(113)	—		113	(n)	—
Accumulated other comprehensive loss	(45)	119	(h)	(74	)(n)	—
Retained earnings (Accumulated deficit)	(1,097)	(465	)(i)(m)	1,562	(o)	—

Total Shareholders’ Equity (Deficit)	(1,449)	848		1,795		1,194

Total Liabilities and Shareholders’ Equity (Deficit)	$2,638	$(53)		$2,009		$4,594

See notes to unaudited pro forma condensed consolidated statement of financial position

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006
(Dollars in millions)
(Unaudited)

	Historical	Historical	Reorganization		Fresh-Start		Pro Forma
	Solutia	Flexsys	Adjustments		Adjustments		Consolidated

Net Sales	$2,795	606	—		—		3,401
Cost of goods sold	2,435	456	(17	)(p)(q)	(6	)(k)(v)	2,868

Gross Profit	360	150	17		6		533
Total marketing, administrative, and technological expenses	272	58	1(p	)(q)	(3	)(k)(v)	328
Amortization expense	1	—	—		40	(l)	41

Operating Income	87	92	16		(31)		164
Equity earnings from affiliates	38	—	(37	)(r)	—		1
Interest expense	(100)	(5)	(61	)(s)	—		(166)
Other income (loss), net	16	(1)	—		—		15
Loss on debt modification	(8)	—	8	(t)	—		—
Reorganization items, net	(71)	—	71	(u)	—		—

Income (Loss) From Continuing Operations Before Income Tax Expense	(38)	86	(3)		(31)		14
Income tax expense	18	20	—	(w)	(7	)(w)	31

Income (Loss) From Continuing Operations	$(56)	66	(3)		(24)		(17)

Loss per Basic Share	$(0.54)						$(0.29)
Loss per Diluted Share	$(0.54)						$(0.29)
Basic Weighted Average Shares Outstanding	104.5						59.8
Diluted Weighted Average Shares Outstanding	104.5						61.0

See notes to the unaudited pro forma condensed combined statement of operations

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2007
(Dollars in millions)
(Unaudited)

	Historical	Historical	Reorganization		Fresh-Start		Pro Forma
	Solutia	Flexsys	Adjustments		Adjustments		Consolidated

Net Sales	$2,574	$207	$—		$—		$2,781
Cost of goods sold	2,187	158	(9	)(p)(q)	(1	)(k)(v)	2,335

Gross Profit	387	49	9		1		446
Total marketing, administrative, and technological expenses	212	15	2	(p)(q)	(1	)(k)(v)	228
Amortization expense	1	—	—		30	(l)	31

Operating Income	174	34	7		(28)		187
Equity earnings from affiliates	12	—	(12	)(r)	—		—
Interest expense	(93)	(1)	(34	)(s)	—		(128)
Other income (loss), net	32	(2)	—		—		30
Loss on debt modification	(7)	—	7	(t)	—		—
Reorganization items, net	(185)	—	185	(u)	—		—

Income (Loss) From Continuing Operations Before Income Tax Expense	(67)	31	153		(28)		89
Income tax expense	25	5	17	(w)	(9	)(w)	38

Income (Loss) From Continuing Operations	$(92)	$26	$136		$(19)		$51

Earnings (Loss) per Basic Share	$(0.88)						$0.86
Earnings (Loss) per Diluted Share	$(0.88)						$0.84
Basic Weighted Average Shares Outstanding	104.5						59.8
Diluted Weighted Average Shares Outstanding	104.5						61.0

See notes to the unaudited pro forma condensed combined statement of operations

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statements of operations
(dollars in millions)

(a)	- The Company’s cash and cash equivalents reflect the net use of $126 to implement the plan, summarized as follows:

Cash Inflows
Exit financing package, less estimated debt discount of $12	$1,651
Creditor Rights Offering	250
Equity Rights Offering	175

Total cash inflows	2,076
Cash Outflows
Existing debt facilities not subject to compromise	1,308
11.25% notes due 2009 (subject to compromise)	209
Settlement of liabilities subject to compromise and other emergence related liabilities	138
Distribution of proceeds to Monsanto from Equity Rights Offering	175
VEBA Retiree Trust funding	175
SFC LLC	75
Pension funding	73
Estimated debt issuance costs	49

Total cash outflows	2,202

Total net cash outflow	$(126)

(b)	- Represents 1) the establishment of SFC LLC, a special purpose, tax-efficient, bankruptcy remote limited liability company subsidiary, funded with $75 in proceeds from the Creditor Rights Offering, immediately reduced by a $25 administrative claim paid to Monsanto to partially reimburse Monsanto for environmental expenses incurred during the Solutia bankruptcy; 2) debt issuance costs of $49 related to the exit financing package; 3) the write-off of $14 of insurance receivables associated with litigation liabilities which are not being retained by Solutia; and 4) the write-off of $12 of debt issuance costs related to Solutia Europe S.A./N.V.’s Euro 200 million facility agreement and Flexsys’ debt facility which will be fully paid upon emergence from bankruptcy.

(c)	- Represents the reclassification of retained accrued liabilities previously classified as Liabilities Subject to Compromise of $28 and accruals for emergence related liabilities to be paid after emergence from bankruptcy of $12. The liabilities retained by Solutia are environmental, litigation and workers’ compensation liabilities and the amount represents expected payments during the next twelve months. See Note (e) for further discussion on liabilities retained by Solutia. In addition, accrued liabilities will be reduced by the payment of $12 in accrued interest on existing debt facilities and $2 in Chapter 11-related accrued expenses.

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statements of operations (continued)
(dollars in millions)

(d)	- Represents the net effect of refinancing all debt at emergence, except for the promissory notes on Solutia’s corporate headquarters building of $20. Debt upon emergence is expected to be comprised as follows:

		Expected to be
	Available Facility	Drawn at Emergence

Exit Financing:
Senior secured asset-based revolving credit facility	$400	$63
Senior secured term loan facility	$1,200	1,200
Senior unsecured bridge facility	$400	400
Less: Debt discount		(12)

		1,651
Promissory notes on Solutia’s corporate headquarters building		20

Total debt		1,671
Less current maturities of long-term debt and short-term debt		(64)

Total long-term debt		$1,607

(e)	- In accordance with the plan, Solutia will retain liabilities related to the domestic qualified pension plan, domestic other postretirement benefits, and certain environmental and litigation expenses. A summary of the increase to Other Liabilities as a result of retaining these liabilities is as follows:

Value

Domestic qualified pension plan(1)	$143
Domestic other postretirement benefits(2)	124
Environmental(3)	295
Litigation	31

Total	593
Less current portion of environmental and litigation liabilities	(19)

$574

(1)	The domestic qualified pension plan liability of $143 represents the liability balance at September 30, 2007 of $216 reduced by the expected funding by the Company at emergence of $73.

(2)	The domestic other postretirement benefits liability of $124 represents the liability balance at September 30, 2007 of $449 reduced principally by the reduction in accumulated postretirement benefit obligation related to plan amendments effective at emergence of $119 and expected funding at emergence from the Creditor Rights Offering and the retirees’ allowed unsecured claim of $175 and $24, respectively.

(3)	The environmental liability increase of $295 represents the reclassification of the subject to compromise liability balance at September 30, 2007 retained of $59 plus the environmental liability of the Company associated with remediation of site areas to be shared with Monsanto as per the terms of the Monsanto Settlement Agreement estimated of $236.

(f)	- Represents the elimination of Liabilities Subject to Compromise through reclassification of retained liabilities discussed in Notes (c) and (e) and settlement of allowed secured and unsecured claims through cash and stock settlements at emergence.

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statements of operations (continued)
(dollars in millions)

(g)	- At emergence, 59.8 million shares of reorganized Solutia common stock and warrants to purchase 4.5 million shares of common stock will be issued with an estimated value of $1,200, less approximately $6 of fees.

(h)	- Represents the reduction in the domestic other postretirement benefits accumulated postretirement benefit obligation related to plan amendments effective at emergence of $119.

(i)	- Represents the net effect of the settlement of liabilities subject to compromise in accordance with the plan of reorganization.

(j)	- In accordance with SOP 90-7, inventory is recorded at fair value. In adjusting inventory to fair value, for book purposes, the Company has eliminated its LIFO reserve of $229 in addition to adjusting remaining inventories to their fair value. Because of this adjustment, the Company expects cost of sales to increase approximately $72 during the first inventory turn post emergence. This cost has been excluded from the pro forma condensed combined statement of operations because this cost will not continue on an ongoing basis.

(k)	- In accordance with SOP 90-7, property, plant and equipment are recorded at fair value. In adjusting property, plant and equipment to fair value in accordance with SOP 90-7, the Company estimates net property, plant and equipment will be increased approximately $420. The Company currently estimates there will be no increase in post-emergence depreciation expense as the increase relates primarily to buildings and manufacturing equipment, where asset lives will be extended to reflect projected remaining useful lives, and, to a lessor extent, land, which is not subject to depreciation. The estimated remaining useful lives on these asset classes range from 8 years to 16 years.

(l)	- In accordance with SOP 90-7, existing goodwill is eliminated and excess reorganization value is recorded for amounts in excess of value allocable to identifiable assets. In adjusting the balance sheet accounts to fair value in accordance with SOP 90-7, the Company estimates an increase in value of identified intangible assets of $903. The identified intangible assets include customer relationships, trademarks, tradenames, technology, and patents. Some of the identified intangible assets are expected to have indefinite lives. For all others, the estimated remaining useful lives on these identified intangible assets range from 10 years to 21 years. The adjustment to identified intangible assets will result in an increase in annual amortization expense of approximately $40. The amortization expenses recorded for the nine months ended September 30, 2007 represents three quarters of the estimated annual expense. For every $25 change in the value of identified intangible assets at emergence, annual amortization expense fluctuates an estimated $1.

(m)	- Represents deferred tax assets and liabilities recorded for future tax effects of the adjustments related to emergence from Chapter 11:

1)	Reorganization Adjustments — As a result of emerging from Chapter 11, Solutia will adjust its balance sheet for certain adjustments related to the reorganization. These adjustments are attributable to the U.S. Since Solutia has significant U.S. Net Operating Losses and a full valuation allowance against the deferred tax assets related to these losses, the reorganization adjustments will be taxed at a zero tax rate. Therefore, no tax effects will be recorded for these adjustments on the balance sheet.

2)	Fresh-Start Adjustments — In accordance with SOP 90-7, certain assets of Solutia are recorded at fair value as part of the reorganization. The deferred liabilities related to the fresh-start adjustments have been recorded at the statutory tax rate of the various tax jurisdictions of the entities to which the adjustments are attributable.

(n)	- Represents the elimination of Solutia’s equity balances in accordance with SOP 90-7.

(o)	- Represents the amount to eliminate Solutia’s accumulated deficit at emergence in accordance with SOP 90-7.

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statements of operations (continued)
(dollars in millions)

(p)	- Represents pro forma adjustments related to Solutia’s postretirement benefits expense resulting from increased pension and other postretirement benefits plan assets and reduction in other postretirement benefits accumulated postretirement benefit obligation. Reorganized Solutia’s debt level reflects the significant pension contributions during the year ended December 31, 2006, the nine months ended September 30, 2007 and expected at emergence. In accordance with the plan of reorganization, funds will be contributed to a VEBA Retiree Trust from the Creditor Rights Offering and the retirees’ allowed unsecured claim. The pro forma increased expected return on pension and other postretirement benefits plan assets was determined using an expected return on plan assets of 8.75% and 4.50%, respectively. In addition, the pro forma postretirement benefits expense decreased due to plan amendments implemented in 2006 and in accordance with the plan at emergence totaling $159. The pro forma effect for the year ended December 31, 2006 and the nine months ended September 30, 2007 are as follows:

	Year Ended	Nine Months Ended
	December 31, 2006	September 30, 2007

Increase in expected return on pension plan assets	$11	$7
Increase in expected return on other postretirement benefits plan assets	8	4
Decrease in other postretirement benefits interest cost	9	5

Total	$28	$16

Reduction in postretirement benefits expense is allocated between cost of goods sold and marketing, administrative, and technological expenses based on historical classification.

(q)	- In accordance with the plan, Solutia will issue stock options to purchase 3.0 million shares and 1.2 million shares of restricted stock. The pro forma compensation expense recognized in the year ended December 31, 2006 and the nine months ended September 30, 2007 related to these share-based payment plans is $12 and $9, respectively. Stock compensation expense is allocated between cost of goods and sold and marketing, administrative and technological expenses based upon management’s best estimate.

(r)	- Represents adjustment to eliminate equity income recognized by Solutia related to Flexsys prior to Flexsys becoming a 100% owned subsidiary of Solutia on May 1, 2007.

(s)	- The table below sets forth adjustments to interest expense resulting from the extinguishment of debt and issuance of new debt:

	Year Ended	Nine Months Ended
	December 31, 2006	September 30, 2007

Interest expense on pro forma borrowings:
Senior secured asset-based revolving credit facility(1)	$4	$3
Senior secured term loan facility(2)	106	82
Senior unsecured bridge facility(3)	46	35
Promissory notes on Solutia’s corporate headquarters building(4)	1	1
Amortization of debt issuance costs and debt discount(5)	9	7

Total interest expense on pro forma borrowings	166	128
Less: historical Solutia and Flexsys interest expense	(105)	(94)

Total adjustment to interest expense	$61	$34

(1)	Represents interest expense on the $63 borrowed on the senior secured asset-based revolving credit facility. The debt has a variable interest rate and was calculated using an average interest rate of

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statements of operations (continued)
(dollars in millions)

6.81% for the year ended December 31, 2006 and 7.11% for the nine months ended September 30, 2007.

(2)	Represents interest expense on the $1,200 borrowed on the senior secured term loan facility. The debt has a variable interest rate and was calculated using an average interest rate of 8.81% for the year ended December 31, 2006 and 9.11% for the nine months ended September 30, 2007.

(3)	Represents interest expense on the $400 borrowed on the senior unsecured bridge facility. The interest expense was calculated using a fixed interest rate of 11.50% for the year ended December 31, 2006 and for the nine months ended September 30, 2007.

(4)	Represents interest expense on the $20 promissory notes related to Solutia’s corporate headquarters building. The interest expense was calculated using a fixed interest rate of 7.18% for the year ended December 31, 2006 and for the nine months ended September 30, 2007.

(5)	Represents debt issuance costs on the exit financing package of $49 and debt discount on the senior secured term loan facility of $12. The debt issuance costs are amortized on a straight-line basis over a term of 7 years. The debt discount is amortized on a straight-line basis over the 7 year term of the senior secured term loan facility.

(t)	- Represents the elimination of the loss on debt modification related to the DIP credit facility amendments in March 2006 and January 2007.

(u)	- Represents the elimination of items of income, expense, gain, or loss that were realized or incurred by Solutia because it was in reorganization under Chapter 11 of the Bankruptcy Code.

(v)	- Represents the elimination of the amortization of actuarial losses and prior service gains in postretirement benefits expense of $9 and $2 for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. Reduction in postretirement benefits expense is allocated between cost of goods sold and marketing, administrative, and technological expenses based on historical classification.

(w)	- Represents the adjustment to income tax expense resulting from the pro forma Reorganization and Fresh-Start Adjustments. The adjustments are calculated as follows:

(1)	Reorganization Adjustments — As a result of emerging from Chapter 11, the Company will eliminate items of income, expense, gain or loss that were recognized or incurred by Solutia, which will require the appropriate tax expense or benefit to be recorded on these adjustments. No tax benefit was recognized by Historical Solutia for net operating losses incurred in the U.S. during 2006 and 2007. On a pro forma basis, these periods are treated as post Chapter 11 emergence periods. In the September 30, 2007 post-emergence pro forma period, Solutia has positive U.S. pre-tax net income after giving effect to pro forma adjustments and tax expense is being provided at the 35% U.S. tax rate on the reorganization adjustments shown above. In the December 31, 2006 post-emergence period, Solutia has negative U.S. pre-tax net income after giving effect to pro forma adjustments and due to the U.S. loss position, tax expense is not being provided on the reorganization adjustments for this period.

(2)	Fresh-Start Adjustments — In accordance with SOP 90-7, certain assets of Solutia are recorded at fair value as part of the reorganization. In the September 30, 2007 post-emergence period, the income tax benefit of the fresh-start adjustments have been recorded at the statutory tax rate of the various tax jurisdictions to which the adjustments are attributable including in the U.S. at a 35% rate. In the December 31, 2006 post-emergence period, the income tax benefit of the fresh-start adjustments have been recorded at the statutory tax rate of the various tax jurisdictions to which the adjustments are attributable, except for the U.S. which has an overall net loss after giving effect to the adjustments and, therefore, the adjustments attributable to the U.S. are benefited at a zero percent rate.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of the capital stock of Solutia that are expected to be in place immediately after the effective date of the Plan. This description also summarizes certain provisions of the Delaware General Corporation Law.

Authorized Capital Stock

Solutia is expected to have authority to issue a total of 600,000,000 shares of capital stock, which we refer to as Solutia capital stock, consisting of:

•	500,000,000 shares of new common stock, par value $0.01 per share; and

•	100,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding Capital Stock

The following capital stock is expected to be issued and outstanding immediately upon the consummation of our bankruptcy plan:

•	59,750,000 shares of new common stock (which does not include 4.48 million shares subject to the warrants to be issued pursuant to our plan of reorganization and 7.2 million shares reserved for issuance under our new equity incentive plan); and

•	no shares of preferred stock.

Rights and Preferences of Solutia Capital Stock

New Common Stock

Voting Rights

All shares of our new common stock have identical rights and privileges. Except as set forth in the next sentence, holders of shares of our new common stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors. The backstop commitment agreement provides that certain Backstop Investors and their affiliates shall not be entitled to vote for the election of directors of Solutia from the effective date of the plan of reorganization, provided, that this restriction does not apply to any shares of new common stock after a sale or transfer by the Backstop Investors or their affiliates to a party not affiliated with any Backstop Investor or its affiliate and does not apply to certain claims or in respect of which certain Backstop Investors exercise voting rights due to financial, custodial, advisory or fiduciary relationships. On all matters to be voted on by holders of shares of our new common stock, the holders will be entitled to one vote for each share of our new common stock held of record, and will have no cumulative voting rights.

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock and contractual restrictions, holders of our new common stock are entitled to receive ratably dividends or other distributions when and if declared by Solutia’s board of directors. Solutia’s Exit Financing Facility, which will be funded upon our emergence from bankruptcy may prohibit the payment of dividends. In addition to requiring a waiver or elimination of any such prohibition, the payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of our board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the DGCL to pay dividends. For a more complete description of the dividend rights of holders of shares of our preferred stock, see “— Blank Check Preferred Stock” below. For a more complete description of our dividend policy, see “Dividend Policy.”

Liquidation Preference

In the event of a liquidation, dissolution or winding up of Solutia, after the payment in full of all amounts owed to our creditors and holders of any outstanding shares of our preferred stock, the remaining assets of Solutia will be distributed ratably to the holders of shares of our new common stock. The rights, preferences and privileges of holders of shares of our new common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Solutia may designate and issue in the future without stockholder approval.

Other Rights

Holders of our new common stock do not have pre-emptive, subscription, redemption or conversion rights.

Blank Check Preferred Stock

Under the terms anticipated to be in the amended and restated certificate of incorporation, the Solutia board of directors will be authorized to issue from time to time up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If our board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of Solutia.

Anti-Takeover Effects of Provisions of the DGCL and Provisions to be Included in Our Amended and Restated Certificate of Incorporation and Bylaws

The DGCL contains, and our amended and restated certificate of incorporation and bylaws may contain, a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Solutia. In addition, provisions of our amended and restated certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Section 203

We will be subject to Section 203 of the DGCL as we do not expect our amended and restated certificate of incorporation to provide otherwise. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Solutia and, accordingly, may discourage attempts to acquire Solutia.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our certificate of incorporation and bylaws, as amended and restated, may provide for the following, which, in each case, may have the effect of discouraging transactions that involve an actual or threatened change of control of Solutia:

Removal of Directors; Vacancies

The amended and restated certificate of incorporation may provide that sitting directors of Solutia may be removed only for cause by a vote of a specified majority (which may be more than a simple majority) of our stockholders entitled to vote, and any vacancy occurring on the board may be filled only by a majority of the directors then in office, even though less than a quorum.

In addition, we may enter into a shareholder agreement with Monsanto, depending on the outcome of the Equity Rights Offering, which is anticipated to provide that so long as Monsanto owns 5% of our outstanding new common stock, it shall be entitled to nominate a director to our board of directors.

No Written Consent of Stockholders

Any action to be taken by our stockholders may be required to be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of our stockholders may be called only by our board of directors or the chairman of our board of directors. Business to be transacted at a special meeting may be limited by the amended and restated bylaws to the purpose or purposes stated in the notice of the meeting.

Advance Notice Requirement

Stockholders must provide timely notice as specified in our amended and restated bylaws when seeking to:

•	bring business before an annual meeting of stockholders;

•	bring business before a special meeting of stockholders (if contemplated and permitted by the notice of a special meeting); or

•	nominate candidates for election at an annual meeting of stockholders.

To be timely, a stockholder’s notice must be received at our principal executive offices.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote at an election of directors, voting together as a single class, is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. The amended and restated certificate of incorporation may provide that the following provisions, among others, in the amended and restated certificate of incorporation and amended and restated bylaws may be amended only by a super-majority vote of all of the outstanding shares of Solutia’s capital stock then entitled to vote:

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested in the board of directors or the chairman of the board;

•	provisions governing removal of directors and filling vacancies on the board;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

In addition, subject to the foregoing, the amended and restated certificate of incorporation may grant the board of directors the authority to amend and repeal the bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the amended and restated certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for Solutia’s new common stock is American Stock Transfer & Trust Company.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation is expected to limit the liability of directors to the fullest extent permitted by the DGCL. In addition, our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of a director to Solutia for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Solutia or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The limitation of liability and indemnification provisions to be included in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

THE RIGHTS OFFERINGS

Background of the Rights Offerings

On December 17, 2003, the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases were consolidated for joint administration purposes only and were assigned a lead case number 03-17949 (PCB). Solutia’s subsidiaries outside the United States were not included in the Chapter 11 filing.

On October 15, 2007, the Debtors filed with the Bankruptcy Court their fifth amended plan of reorganization and accompanying disclosure statement. The Bankruptcy Court approved the disclosure statement on October 19, 2007. A hearing on confirmation of the plan is scheduled for November 29, 2007.

Through the plan, Solutia intends to restructure its existing capital structure, streamline operations, reduce costs and obtain relief from the negative financial impact of liabilities relating to litigation, environmental remediation, certain post-retirement benefits and liabilities under certain operating contracts (all of which were assumed at the time of its spinoff in 1997).

To effectuate Solutia’s restructuring and emergence from bankruptcy as a viable company, the plan provides for the treatment of claims of creditors and interests of equity holders. The plan is based on a comprehensive settlement reached with all of the major constituents in Solutia’s bankruptcy case, which includes the following parties: Monsanto, noteholders controlling at least $300 million in principal amount of the 2027/2037 notes, the official committee of general unsecured creditors, the official committee of equity security holders and the ad hoc trade committee. In furtherance of the restructuring, Solutia also proposes to raise new equity capital through two rights offerings to be implemented under the plan, as described herein and in the disclosure statement.

In satisfaction of creditor claims and stockholder interests, under the plan: (1) certain of Solutia’s creditors will be paid in cash or have their claims reinstated on the effective date of the plan; (2) 29,024,446 shares of new common stock will be issued to Solutia’s general unsecured creditors and noteholders who hold the two series of unsecured public notes issued prior to Solutia’s bankruptcy; (3) 1,221,492 shares of new common stock will be contributed to a trust for the benefit of Solutia’s retirees; (4) 597,500 shares of new common stock, representing 1% of the total new common stock, will be issued to holders of at least 175 shares of common stock; (5) up to 18,749,062 shares of new common stock will be sold to general unsecured creditors and noteholders pursuant to the Creditor Rights Offering, which will be backstopped by the Backstop Investors and who will also have the option of purchasing up to 2,812,359 shares of the total number of shares of new common stock underlying the Creditor Rights Offering; (6) 10,157,500 shares of new common stock, or 17% of the total new common stock, will be sold pursuant to the Equity Rights Offering to holders of at least 11 shares of common stock; and (7) Solutia will apply all of the proceeds that it receives from the Equity Rights Offering to fund its obligations to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, in satisfaction of its obligations to Monsanto, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the Equity Rights Offering.

$175 million of the proceeds of the Creditor Rights Offering will be used to fund a retiree trust, which will qualify as a Voluntary Employees’ Beneficiary Association (VEBA). Funds from this trust will be used to reimburse Solutia for the retiree welfare benefits for certain of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain environmental and other legacy liabilities retained by Solutia as a result of the allocation of such liabilities by Solutia and Monsanto between themselves. All of the proceeds from the Equity Rights Offering will be paid by Solutia to Monsanto on the effective date of the plan of reorganization in connection with the settlement of its claims.

The plan further provides that each holder of at least 24 shares of common stock will be entitled to receive its pro rata share of five-year warrants to purchase up to 4.48 million shares of the new common stock at an exercise price of $29.70 per share pursuant to the terms of a warrant agreement. The plan also provides that each holder of at least 107 shares of common stock will be entitled to purchase allowed general unsecured claims of less than $100,000 (subject to holders of such claims electing to sell their claims) for cash in an amount equal to 52.35% of the allowed amount of such claims, including the attendant right to participate in the rights offering available to holders of these claims.

Only stockholders holding the requisite number of shares of common stock enumerated above will be entitled to receive any distributions under the plan or to participate in the relevant offering, because under its plan of reorganization Solutia is not required to make distributions of fractional shares of new common stock, rights under the rights offerings or warrants.

The Creditor Rights Offering

Through the Creditor Rights Offering, Solutia intends to raise $250 million in new equity capital through (1) the proposed sale of 15,936,703 shares of new common stock to participating eligible general unsecured creditors and noteholders, on a pro rata basis, at an exercise price of $13.33, which represents a 33.33% discount to the implied $20 per share value of new common stock and (2) up to 2,812,359 shares of new common stock offered to the Backstop Investors under the Creditor Rights Offering also at an exercise price of $13.33 per share in addition to any shares of new common stock purchased pursuant to the backstop commitment. If any of the eligible creditors or noteholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible creditors or noteholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for pursuant to this oversubscription right exceeds the number of shares being offered, the number of shares that each oversubscribing creditor may purchase will be reduced on a pro rata basis based on the allowed amount of its claim. If there are any unsubscribed shares of new common stock on the Creditor Rights Offering expiration date, the Backstop Investors have agreed to purchase these shares. In exchange for their agreement to backstop the Creditor Rights Offering, the Backstop Investors will receive a fee of up to $6.25 million, provided that Solutia enters into a definitive agreement for exit financing on terms consistent with those provided for in the backstop commitment agreement by December 31, 2007, and the right to purchase the 2,812,359 shares of new common stock referred to above. If Solutia does not obtain exit financing on terms consistent with those provided for in the backstop commitment agreement by December 31, 2007, Solutia has agreed with the Backstop Investors that Solutia may extend the term of the backstop commitment agreement to March 31, 2008 in exchange for an extension fee in the amount of $3,125,000. If the extension fee is paid, the total fees paid to the Backstop Investors would be $7.5 million.

The registration statement of which this prospectus forms a part relates to the proposed sale of new common stock offered under the Creditor Rights Offering. We have filed a registration statement on Form S-3 for any shares of new common stock to be sold to the Backstop Investors through the Creditor Rights Offering, such that the Backstop Investors will be able to trade the shares of new common stock when such related registration statement becomes effective. In addition, the registration statement on Form S-3 will also register shares of new common stock for resale if any new common stock is distributed to Monsanto because the Equity Rights Offering (as described below) is not fully subscribed.

The Equity Rights Offering

Through the Equity Rights Offering, holders of at least 11 shares of common stock will be entitled to purchase, on a pro rata basis, 10,157,500 shares of new common stock for an exercise price of $17.23. If any of the eligible stockholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible stockholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for pursuant to this oversubscription right exceeds the number of shares being offered, the number of shares that such oversubscribing stockholders may purchase will be reduced on a pro rata basis. Solutia will apply all of the proceeds it receives from the Equity Rights Offering to fund its obligations to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the Equity Rights Offering. The registration statement of which this prospectus forms a part relates to the proposed sale of new common stock offered by Solutia under the Equity Rights Offering.

Principal Stockholders

Assuming that the plan and the rights offerings thereunder are consummated, the following parties may be principal stockholders of Solutia in their respective amounts:

•	the Backstop Investors, comprised of Merrill Lynch, Pierce, Fenner and Smith Incorporated; funds managed by Longacre Fund Management, LLC; funds managed by Murray Capital Management, Inc.; Southpaw Asset Management; and UBS Securities, LLC, may potentially be holders of up to approximately 31% of the outstanding new common stock;

•	Monsanto may potentially be a holder of up to 17% of the outstanding new common stock; and

•	at emergence, the Board of Directors intend to grant 1,200,000 restricted shares and 3,000,000 stock options to Solutia’s management, subject to vesting over a three year period.

Management

Pursuant to our plan supplement filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 20, 2007, we identified individuals expected to be our directors and officers upon the effective date of our plan of reorganization.

Registration Rights Agreements

We have entered into a registration rights agreement with the Backstop Investors. We may enter into a registration rights agreement with Monsanto if new common stock offered in the Equity Rights Offering are not fully subscribed for. We anticipate that both registration rights agreements will provide for the registration of the resale of our new common stock by the Backstop Investors and Monsanto, respectively. Generally, both of the registration rights agreements will also likely require that we use reasonable best efforts to cause the registration statement to become effective.

Among other things, the terms of the registration rights agreement with the Backstop Investors will provide for the following:

•	we will be required to file a registration statement to effect the registration of the resale of the shares of our new common stock acquired by the Backstop Investors;

•	once the registration statement has been declared effective by the SEC we must keep it effective for four years after the later of (i) the initial effective date of such registration and (ii) the effective date of the plan;

•	in the event that the registration statement ceases to be effective, we will be required to use commercially reasonable efforts to:

•	cause a replacement registration statement to be filed with the SEC as promptly as practicable,

•	have that replacement registration statement declared effective by the SEC as promptly as practicable after its filing, and

•	cause that replacement registration statement to remain continually effective and properly supplemented and amended such that, in the aggregate, the shelf registration statement and any replacement registration statements shall be kept effective for four years following the first day of effectiveness of the initial shelf registration statement;

•	if we propose to file certain types of registration statements under the Securities Act with respect to an offering of our equity securities at a time when the registration statement, or a replacement thereof, is not effective, then we will be required to use commercially reasonable efforts to offer the Backstop Investors the opportunity to register all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement.

•	we will provide the Backstop Investors the right to engage in underwritten offerings with an underwriter selected in their sole discretion;

•	we will pay expenses relating to registrations covered by the registration rights agreement;

•	we will provide representations and warranties and contributions of the type that are customary in underwriting agreements for underwritten public offerings; and

•	the registration rights will be subject to customary restrictions that provide for no (i) inconsistent agreements, (ii) other registration rights agreements with priority over these registration rights and (iii) other securities to be registered on the registration statements under the registration rights agreement unless approved by the Backstop Investors; provided; however, that Monsanto shall be entitled to register any shares of new common stock it receives in connection with Solutia’s plan of reorganization.

Further details concerning these representations and warranties and the other terms of the registration rights agreement may be obtained through a review of the registration rights agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part prior to the effectiveness thereof.

Among other things, including the terms described above that will be provided to the Backstop Investors because Monsanto’s registration rights agreement is subject to a “most-favored-nation” clause, we anticipate that the terms of the registration rights agreement that we may enter into with Monsanto will provide for the following:

•	we will be required to file a registration statement to effect the registration of the resale of the shares of our new common stock issued to Monsanto in settlement of its claims in the event that not all of the shares offered in the Equity Rights Offering are subscribed for;

•	if we propose to file certain types of registration statements under the Securities Act with respect to an offering of our equity securities, then we will be required to offer the other parties to the registration rights agreement the opportunity to register all or part of their shares on the terms and conditions set forth in the registration rights agreement;

•	we will provide representations and warranties and indemnities and contribution of the type that are customary in underwriting agreements for underwritten public offerings; and

•	the registration rights to be granted in the registration rights agreement will be subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The registration rights agreement will also contain customary indemnification and contribution provisions, and certain limited representations and warranties made by us to the other parties to the registration rights agreement.

Further details concerning these representations and warranties and the other terms of the registration rights agreement may be obtained through a review of the registration rights agreement, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part prior to the effectiveness thereof.

Rights Offerings Procedures

Through the Creditor Rights Offering, each eligible creditor shall be entitled to purchase up to its pro rata share of the 18,749,062 shares of new common stock available pursuant to this offering; provided, however, that the number of shares available for the exercise of rights may be reduced by up to 2,812,359 shares if the Backstop Investors exercises their option to purchase 15% of the new common stock available through this offering. Each eligible creditor’s pro rata share means the ratio of such eligible creditor’s rights participation claim amount to the aggregate amount of all eligible creditors’ rights participation claim amounts as of the record date. An eligible creditor’s “rights participation claim amount” means (a) for a noteholder, the amount of the noteholder’s claim on the record date and (b) for a general unsecured creditor, the amount of its claim listed on the rights exercise form, which shall equal the amount of its claim that is allowed for voting purposes or the amount adjudicated in an order of the Bankruptcy Court obtained by the claimant at least five days prior to the voting deadline for the plan.

Through the Equity Rights Offering, each eligible stockholder shall be entitled to purchase up to its pro rata share of the 10,157,500 shares of new common stock available pursuant to this offering. Each eligible stockholder’s pro rata share shall be a ratio (expressed as a percentage) of the number of shares of common stock held by such eligible stockholder as of the record date to the total number of shares of common stock outstanding on the record date. The formula for calculating how many initial shares an eligible stockholder may be able to purchase will be based on the following equation:

Number of shares of common stock held by the eligible stockholder as of the record date	x	0.09	=	Initial Shares (Round Down to the Nearest Whole Number)

Each eligible creditor, noteholder and stockholder will be sent a rights exercise form, which shall enable such eligible creditor, noteholder and stockholder to elect to purchase new common stock. The rights exercise form contains instructions for the proper completion, due execution, and timely delivery of the form to the subscription agent.

If any of the eligible creditor, noteholder and stockholder do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible creditors, noteholders and stockholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing creditor, noteholder or stockholder may purchase will be reduced on a pro rata basis. No eligible creditor, noteholder or stockholder, however, will be granted or allowed to exercise any fractional rights.

Each right under the Creditor Rights Offering entitles the holder to purchase one share of new common stock for an exercise price of $13.33 per share. Each right under the Equity Rights Offering entitles the holder to purchase one share of new common stock for an exercise price of $17.23 per share. Any reference to a particular eligible creditor’s, noteholder’s or stockholder’s total exercise price shall mean the exercise price multiplied by the number of shares of new common stock such eligible creditor, noteholder or stockholder elected to purchase.

Each right can be exercised for one share of new common stock. Notwithstanding anything contained in the plan to the contrary, under no circumstances shall any creditor or holder of an equity interest that is not entitled to vote on the plan pursuant to the disclosure statement order have any rights to participate in these rights offerings.

Exercise of Rights

Exercise of Rights

For those eligible general unsecured creditors (other than noteholders) and stockholders holding claims or shares of common stock in their own name:

•	Each such eligible general unsecured creditor or stockholder that intends to exercise its rights shall designate such intention on its rights exercise form and such designation shall be non-binding. In addition, any eligible creditor or stockholder that exercises all rights initially allocated to it may indicate on its rights exercise form how many additional shares of new common stock such eligible unsecured creditor or stockholder wishes to purchase if all of the rights in the respective rights offering are not initially subscribed for. If any eligible general unsecured creditor or stockholder fails to deliver a duly completed rights exercise form so that such form is actually received by the subscription agent on or before the expiration date, such eligible unsecured creditor or stockholder shall be deemed to have relinquished and waived its rights.

•	On or about December 11, 2007, Solutia will deliver an invoice indicating the number of shares subscribed for by the participating creditor or stockholder, the total exercise price to be paid therefor and the payment instructions (including the payment deadline).

•	Upon receipt of the subscription invoice setting forth the total exercise price listed, each eligible creditor or stockholder must arrange for payment of the total exercise price to the subscription account, either by wire transfer or by certified bank or cashier’s check delivered to the subscription agent to be received on or prior to December 21, 2007.

For those noteholders and eligible stockholders holding notes or shares of common stock through a nominee:

•	To exercise its rights, such holder must provide instructions to its bank, broker, or other nominee or its agent. The bank, broker, or other nominee or agent, in turn, must then convey the instruction to the subscription agent on or before the expiration date.

•	On or about December 11, 2007, Solutia will deliver an invoice indicating the number of shares subscribed for by the participating noteholder or stockholder, the total exercise price to be paid therefor and the payment instructions (including the payment deadline).

•	Upon receipt of the subscription invoice with the total exercise price, each eligible noteholder or stockholder must pay the total exercise price by the payment deadline either by wire transfer in accordance with the wire instructions set forth on the rights exercise form, or by certified bank or cashier’s check delivered to the subscription agent.

If the subscription agent for any reason does not receive a duly completed rights exercise form (or master rights exercise form from a nominee acting on behalf of the beneficial owners) or equivalent instructions on or prior to the expiration date, then each such eligible participant shall be deemed to have relinquished and waived its right to participate in the relevant rights offering. Each creditor, noteholder or stockholder intending to participate in the relevant rights offering must affirmatively elect to exercise its rights by the expiration date.

To facilitate the exercise of rights for eligible noteholders or stockholder that hold shares of common stock through a nominee, on the commencement date, the Debtors will deliver rights exercise forms to the record holders of such claims or interests, including, without limitation, brokers, banks, dealers, or other agents or nominees (the “Subscription Nominees”). Each Subscription Nominee will be entitled to receive sufficient copies of the rights exercise form for distribution to the beneficial owners of the claims or interests for whom such Subscription Nominee holds such claims or interests. The Subscription Nominees may use the rights exercise form provided or such other form as they may customarily use for the purpose of obtaining instructions with respect to the rights offering.

Disputes, Waivers, and Extensions

Any and all disputes concerning the timeliness, viability, form and eligibility of any exercise of rights shall be addressed in good faith by the Debtors, in consultation with the creditors’ committee and the equity committee and subject to a final determination by the Bankruptcy Court, whose determinations shall be final and binding. The Debtors, in consultation with the creditors’ committee and/or the equity committee and subject to Bankruptcy Court approval, may seek to waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine in good faith to be appropriate, or reject the purported exercise of any rights. Subscription instructions shall be deemed not to have been properly completed until all irregularities have been waived or cured within such time as the Debtors determine in their discretion reasonably exercised in good faith. The Debtors reserve the right, but are under no obligation, to give notice to any eligible stockholder regarding any defect or irregularity in connection with any purported exercise of rights by such eligible stockholder and the Debtors may, but are under no obligation to, permit such defect or irregularity to be cured within such time as they may determine in good faith, in consultation with the creditors’ committee and/or the equity committee and subject to Bankruptcy Court approval, to be appropriate; provided, however, that none of the Debtors, the subscription agent, or the creditors’ committee and/or equity committee shall incur any liability for failure to give such notification.

The Debtors, with the approval of the Bankruptcy Court, and the creditors’ committee and/or the equity committee, may extend the duration of the rights offerings or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the rights.

Funds

The payments made in accordance with the rights offering shall be deposited and held by Financial Balloting Group, LLC, as the subscription agent, in escrow pending the effective date in an account or accounts (a) which shall be separate and apart from the subscription agent’s general operating funds and any other funds subject to any lien or any cash collateral arrangements and (b) which segregated account or accounts will be maintained for the purpose of holding the money for administration of the rights offering until the effective date. The subscription agent shall not use the funds for any other purpose other than to release the funds as directed by the Debtors on the effective date of the plan of reorganization and shall not encumber or permit the rights offering funds to be encumbered by any lien or similar encumbrance.

Issuance of New Common Stock

If an eligible creditor, noteholder or stockholder properly exercises its rights and pays for the underlying new common stock pursuant to the terms of these rights offerings procedures, such holder shall be deemed to own the shares of new common stock immediately on the effective date of the plan.

Waiver

Each creditor, noteholder or stockholder that participates in the rights offering shall be deemed by virtue of such participation to have waived and released, to the fullest extent permitted under applicable law, all rights, claims or causes of action against the Debtors, the reorganized Debtors, the creditors’ committee, the equity committee and the subscription agent arising out of or related to the receipt, delivery, disbursements, calculations, transmission, or segregation of cash, rights and shares of new common stock in connection with these rights offerings.

Transfer Restriction; Revocation

Pursuant to the plan, the rights are not transferable independently of the underlying claims or equity interests, from which such rights arise. Rights may only be exercised by or through the eligible creditor, noteholder or stockholder entitled to exercise such rights on the record date. Any such independent transfer or attempted transfer of the rights will be null and void and the Debtors will not treat any purported transferee as the holder of any rights. Once the eligible creditor, noteholder or stockholder has properly exercised its rights, such exercise will not be permitted to be revoked by such eligible creditor, noteholder or stockholder.

Inquiries and Transmittal of Documents; Subscription Agent

The exercise instructions contained in the rights exercise form should be carefully read and strictly followed.

Questions relating to these rights offerings should be directed to the subscription agent at the following phone number:

Financial Balloting Group LLC
800-809-3247

The risk of delivery of all documents and payments is on the eligible creditors, noteholders or stockholders electing to exercise their rights, and not on the Debtors or the subscription agent. If mail is used, it is recommended that a reputable overnight courier or insured registered mail be used and that a sufficient number of days be allowed to ensure delivery to the subscription agent before the expiration date.

Rights Offerings Conditioned Upon Confirmation of the Plan; Reservation of Rights

All exercises of rights and issuance of new common stock upon payment therefor are subject to and conditioned upon the confirmation of the plan and the occurrence of the effective date of the plan. Notwithstanding anything contained herein, the disclosure statement or the plan to the contrary, the Debtors and the reorganized Debtors reserve the right, in consultation with the creditors’ committee and the equity committee, to modify these procedures to comply with applicable laws.

SHARES OF NEW COMMON STOCK ISSUED IN THE
REORGANIZATION ELIGIBLE FOR FUTURE SALES

Because no shares of new common stock will be issued until the effectiveness of the plan of reorganization and the completion of the rights offerings, prior to this offering, there has been no public market for our new common stock. We cannot assure you that a significant public market for Solutia’s new common stock will develop or be sustained after this offering. Future sales of substantial amounts of our new common stock, including shares issued upon exercise of options or warrants, in the public market after this offering, or the perception that those sales could occur, could adversely affect the prevailing market price of our new common stock.

Upon the completion of the rights offering and after giving effect to the confirmation order and the plan of reorganization, there will be approximately 59,750,000 shares of our new common stock outstanding. Except as set forth below, all shares of new common stock outstanding after this offering will be freely tradeable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the

Securities Act, sales of shares of our common stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144.

New Common Stock and Warrants Issued in Reliance on Section 1145 of the Bankruptcy Code

Under the plan of reorganization, (i) 59,750,000 shares of our new common stock will be distributed to certain holders of claims and interests and (ii) warrants to purchase up to 4,481,250 shares in the aggregate of our new common stock will be issued to certain holders of our equity interests on or as soon as reasonably practicable after the effective date of the plan but in any event no later than five days after the effective date of the plan.

We will rely on section 1145(a)(1) and (2) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of such new common stock and warrants to purchase new common stock. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. Section 1145(a)(2) of the Bankruptcy Code exempts the offer and sale of securities issued under 1145(a)(1) of the Bankruptcy Code, such as the warrants, from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. These shares may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•	purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is:

•	with a view to distributing those securities; and

•	under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an “affiliate” of the issuer.

To the extent that persons who receive new common stock are deemed to be “underwriters,” resales by those persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our new common stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.

New Common Stock Issued to the Backstop Investors and Monsanto

Several institutions, which we refer to as the Backstop Investors, have agreed, pursuant to a commitment agreement, to purchase those shares not subscribed to in the Creditor Rights Offering. Shares of new common stock issued to the Backstop Investors are exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) thereof. The shares of new common stock issued to the Backstop Investors pursuant to the backstop commitment agreement will be “restricted securities” within the meaning of Rule 144 of the Securities Act and may not be sold unless pursuant to registration under the Securities Act or compliance with an applicable exemption therefrom. In addition, depending on the outcome of the Equity Rights Offering, we may issue shares of our new common stock to satisfy Monsanto’s claim. Depending on the number of shares of our new common stock that may be received by Monsanto, Monsanto could be deemed to be an “affiliate” of ours within the meaning the Securities Act and therefore could be restricted from selling their shares of new common stock unless pursuant to registration under the Securities Act or compliance with an applicable exemption therefrom. Therefore, shares issued to the Backstop Investors and that may be issued to Monsanto may not be freely tradeable. In accordance with the terms of the backstop commitment agreement and the anticipated terms of our registration rights agreements with the Backstop

Investors and one we may enter into with Monsanto, we are required to use our reasonable best efforts to cause a shelf registration statement covering the resale of such new common stock to be declared effective by the SEC on the effective date of the plan or as promptly as practicable following the effective date which would permit such new common stock to be freely tradable.

Stock Options and Other Stock Awards

The plan of reorganization contemplates the adoption of a new equity incentive plan under which shares of our new common stock, or options or other awards to purchase shares of our new common stock can be issued to, directors, management and other employees of ours. New common stock will be reserved for issuance under the management compensation plan.

We expect to file registration statements on Form S-8 covering all of the shares of common stock issuable or reserved for issuance under the new equity incentive plan. Upon filing of the Forms S-8 applicable to each stock plan, the shares will be freely tradeable in the public market, subject to certain limitations applicable to affiliates.

PLAN OF DISTRIBUTION

We have distributed rights exercise forms and copies of this prospectus to certain of the holders of pre-petition claims and holders of our common stock. Our holders of pre-petition unsecured claims holding claims in the amount of at least $51.00 in certain classes under our plan of reorganization as of October 22, 2007 may be eligible to subscribe for shares of our new common stock at $13.33 per share. Our stockholders holding at least 11 shares of common stock as of November 8, 2007 may be eligible to subscribe for shares of our new common stock at $17.23 per share.

We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offerings and, except as discussed above, no commissions, fees or discounts will be paid in connection with the rights offerings. Certain of our officers and other employees may solicit responses from you, but those officers and other employees will not receive any commissions or compensation for their services other than their normal employment compensation.

We will pay all customary fees and expenses of the subscription agent and the information agent related to the rights offering, except for fees, applicable brokerage commissions, taxes and other expenses relating to the sale of rights by the subscription agent, all of which will be for the account of the transferor of the rights. We also have agreed to indemnify the subscription agent and the information agent from liabilities that they may incur in connection with the rights offering. All of the proceeds from the rights offerings will be solely for the Company’s benefit and may be used to satisfy claims of certain of our pre-petition unsecured creditors, who are not, in any event, selling stockholders under this registration statement.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the certain U.S. federal income tax consequences of the receipt of the rights in the rights offerings. This summary is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular recipients of rights in light of their individual investment circumstances or the U.S. federal come tax consequences to beneficial owners subject to special treatment under U.S. federal income tax laws such as banks and other financial institutions, governmental agencies, partnerships or other pass-through entities, regulated investment companies or real estate investment trusts, insurance companies, brokers, dealers in securities or foreign currency, traders that have elected mark-to-market accounting, tax-exempt organizations, certain former citizens or former long-term residents of the United States, persons subject to the alternative minimum tax, or non-U.S. persons, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax consequences, or any U.S. tax consequences other than U.S. federal income tax consequences.

No rulings or determinations of the IRS or any other taxing authority have been sought or obtained with respect to the tax consequences described herein, and the discussion below is not binding on the IRS or the courts. Accordingly, we cannot assure you that the IRS will not assert, or that a court will not sustain, a position different from any described herein.

This discussion is limited to U.S. holders who hold the property in respect of which they will receive rights, and who will hold the rights and the common stock into which the rights are exercisable, as a capital asset.

As used herein, the term “U.S. holder” means a recipient of rights that is, or is treated as, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Rights Distributed in the Creditor Rights Offering and Equity Rights Offering

Rights Distributed to General Unsecured Creditors and Noteholders under the Plan

The tax treatment of a general unsecured creditor or noteholder that receives rights in the Creditor Rights Offering is unclear. The issuance of, and the exercise of or failure to exercise, the rights could be treated as an integrated transaction for U.S. federal income tax purposes and not as a transaction that is integrated with any of the other exchanges described in the plan. If so treated, a general unsecured creditor or noteholder that exercises a right could be treated as directly exchanging the subscription price for the common stock allocable to such right in an exchange in which the general unsecured creditor or noteholder recognizes no gain or loss. The general unsecured creditor or noteholder would then have a tax basis in the common stock received upon exercise of the rights equal to the subscription price paid therefor, and a holding period in such common stock beginning the day after the exercise.

The issuance of the rights could be treated for U.S. federal income tax purposes as a distribution of an independent piece of property under the plan. If so treated, the U.S. federal income tax treatment of the receipt of a right will depend in part on whether the right qualifies as a security. Treasury Regulations generally treat the right to acquire stock of the issuer as a security with a zero principal amount for purposes of the reorganization provisions of the Code. It is unclear whether the rights will qualify as “stock rights” described in these provisions. If the rights are treated as a security for tax purposes and the issuance of a right is treated as a part of a reorganization (i.e., the right is received in exchange for a security) then a general unsecured creditor or noteholder would not recognize gain or loss on receipt of the right. If the rights are not treated as a security for tax purposes, or the receipt of a right is not treated as part of a reorganization, then the value of the rights (if any) will be treated as other property giving rise to gain or possibly loss in the hands of the general unsecured creditor or noteholder. If you are a general unsecured creditor or noteholder receiving rights under the plan, you should consult your own tax advisor regarding the proper treatment of the rights in your particular circumstances.

Rights Distributed to Equity Holders under the Plan.

The exchange of equity interests in Solutia for rights and other property allocable to the equity holders under the plan should be treated as a “recapitalization,” and therefore a reorganization, under the Code. In general, if an exchange qualifies as a reorganization, a recipient of “securities” will recognize gain, but not loss in an amount equal to the excess of the principal amount of securities received over the principal amount of securities surrendered. For purposes of the reorganization provisions of the Code, the rights may be treated as “securities” with a principal amount of zero. Therefore, an equity holder possibly should not recognize gain on its receipt of the Rights in exchange for its equity claim against Solutia because the principal amount of securities received does not exceed the principal amount of securities surrendered. An equity holder would be required to recognize gain to the extent of the value (if any) of the rights if the rights do not qualify as securities for tax purposes. An equity holder also cannot recognize any loss on the exchange. If you are an equity holder receiving rights under the plan, you should consult your own tax advisor regarding the proper treatment of the rights in your particular circumstances.

Exercise or Lapse of the Rights

Subject to the discussion below under “— Rights Distributed to the Backstop Investors,” a holder generally will not recognize gain or loss upon the exercise of the right. A holder’s tax basis in the new common stock received upon exercise of a right will be equal to the sum of the holder’s tax basis in the right (if any) and the amount paid for the new common stock. A holder’s holding period in the new common stock received on exercise of a right will commence the day following its acquisition (except possibly within the context of a “reorganization”). Recipients of rights should consult their own tax advisors regarding the basis and holding period consequences of exercising a right.

Subject to the discussion below under “— Rights Distributed to the Backstop Investors,” on the lapse of a right, a holder generally would recognize a loss equal to its tax basis in the right (if any). In general, such gain or loss would be a capital gain or loss, and would be a short-term loss (unless received within the context of a “reorganization”).

Rights Distributed to the Backstop Investors

The Backstop Investors are receiving rights to purchase up to 2,812,359 shares of new common stock with an exercise price of $13.33 in respect of the Backstop Investors’ commitment to purchase any shares that relate to rights that are not exercised in the rights offering (the “Backstop Investors Rights”). Therefore, on the exercise of the Backstop Investors Rights by a Backstop Investor, such Backstop Investor may be required to recognize ordinary income in an amount equal to the difference between the fair market value of the common stock on the date of exercise and the exercise price of $13.33, multiplied by the number of Backstop Investors Rights exercised by such Backstop Investor. On the lapse of a Backstop Investor’s rights, such Backstop Investor should not recognize gain or loss.

Information Reporting and Backup Withholding Tax

The receipt of consideration under the plan may be subject to information reporting to the IRS and possibly to U.S. backup withholding tax. Backup withholding of taxes, currently at a rate of 28%, will apply to such payments if a holder fails to provide an accurate taxpayer identification number (certified on IRS Form W-9) or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is provided to the IRS.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, has passed upon the validity of the securities offered in this offering.

EXPERTS

The historical consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed on October 4, 2007 and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the historical consolidated financial statements and financial statement schedule and includes explanatory paragraphs referring to Solutia’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code, substantial doubt about Solutia’s ability to continue as a going concern and changes in accounting principles, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the sale of the shares of our new common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our new common stock offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.solutia.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.